Exhibit 2.01

AGREEMENT AND PLAN OF MERGER

BETWEEN

CIENA CORPORATION

AND

ONI SYSTEMS CORP.

Dated as of February 17, 2002

i

ii

iii

EXHIBIT INDEX

Exhibit A	Form of Stockholder Agreement
Exhibit B	Form of Affiliate Letter

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of February 17, 2002 by and between CIENA CORPORATION, a Delaware corporation (“CIENA”) and ONI SYSTEMS CORP., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Boards of Directors of each of CIENA and the Company have determined that the merger of the Company with and into CIENA (the “Merger”) in accordance with the provisions of the Delaware General Corporation Law, as amended (the “DGCL”), and subject to the terms and conditions of this Agreement, is advisable and in the best interests of CIENA and the Company and their respective stockholders;

WHEREAS, in order to induce CIENA to enter into this Agreement, concurrently herewith each director and executive officer of the Company and their controlled affiliates are entering into stockholder agreements with CIENA in the form of Exhibit A (the “Stockholder Agreements”), pursuant to which, among other things, each such stockholder agrees to vote in favor of this Agreement and the Merger and against any competing proposals and each director and executive officer of the Company are entering into letter agreements with CIENA in the form of Exhibit B (the “Affiliate Letters”); and

WHEREAS, the parties intend that, for federal income tax purposes, the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound do hereby agree as follows:

ARTICLE I
THE MERGER

SECTION 1.1.    General.

(a)    Subject to the terms and conditions of this Agreement and in accordance with the DGCL, at the Effective Time (i) the Company shall be merged with and into CIENA, (ii) the separate corporate existence of the Company shall cease and (iii) CIENA shall be the surviving company (the “Surviving Company”) and shall continue its legal existence under the laws of the State of Delaware.

(b)    The Merger shall become effective at the time of filing of a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the provisions of Section 251 of the DGCL, or at such later time as may be stated

in the Certificate of Merger (the “Effective Time”). The closing of the Merger (the “Closing”) shall take place at the offices of Hogan & Hartson, L.L.P., 111 South Calvert Street, Baltimore, Maryland 21202 at 10:00 A.M., subject to the satisfaction or waiver of the conditions set forth in Article VI, and two Business Days after the date on which the last of the conditions set forth in Sections 6.1(a), 6.1(b), 6.1(d) and 6.2(c) shall have been satisfied or waived, or on such other date, time and place as the Company and CIENA may mutually agree (the “Closing Date”).

(c)    At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Company, and all debts, liabilities, obligations, and duties of the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Company.

(d)    Notwithstanding anything in this Agreement to the contrary, if prior to the time of effectiveness of the S-4 Registration Statement referred to in Section 5.5 below, the Company reasonably in good faith determines, after consultation with CIENA and after having exercised its reasonable best efforts to obtain required consents, that obtaining required consents to the assignment of those material contracts, leases or agreements set forth on Schedule 6.2(c) would not be practicable prior to the anticipated Effective Time, and as a result the Company’s ability to satisfy the closing condition set forth in Section 6.2(c) would be materially impaired, the Merger will (unless CIENA agrees at such time to waive the closing condition in Section 6.2(c)) alternatively be structured so that a wholly-owned subsidiary of CIENA which will be a corporation formed under the laws of the State of Delaware (“Merger Sub”), will merge into Company in a reverse triangular merger intended to qualify as a reorganization under Section 368 of the Code. No change in structure shall (i) alter or change the amount or kind of the Merger Consideration or the tax-free treatment of the Merger, (ii) materially impede or delay the consummation of the transactions contemplated by this Agreement or (iii) materially and adversely affect the ability of any party to timely perform its obligations under this Agreement or otherwise to consummate the transactions contemplated by this Agreement. If such change in structure is made, the parties agree to execute an appropriate amendment to this Agreement and any other documents necessary in order to reflect such election and its consequences to the structure of the Merger.

SECTION 1.2.    Certificate of Incorporation.

The Certificate of Incorporation of CIENA, as in effect immediately prior to the Effective Time (the “CIENA Certificate”), shall be the Certificate of Incorporation of the Surviving Company, until thereafter amended as provided therein and by law.

SECTION 1.3.    The By-Laws.

The By-laws of CIENA, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Company, until thereafter amended as provided therein and by law.

SECTION 1.4.    Board of Directors and Officers.

From and after the Effective Time, the Board of Directors and Officers of CIENA at the Effective Time shall continue as the Board of Directors and Officers of the Surviving Company, each to hold office until his or her respective successors are duly elected or appointed and qualified.

SECTION 1.5.    Conversion of Securities.

At the Effective Time, by virtue of the Merger and without any action on the part of the Company or the holders of the Company’s common stock, par value $0.0001 per share (the “Company Common Stock”):

(a)    Each issued and outstanding share of CIENA capital stock immediately prior to the Effective Time shall remain outstanding and unaffected as issued and outstanding shares of the Surviving Company;

(b)    Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by CIENA shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(c)    At the Effective Time, each then issued and outstanding share of Company Common Stock shall be converted into, and become exchangeable for the right to receive consideration (the “Merger Consideration”), consisting of 0.7104 shares (the “Exchange Ratio”) of the common stock, par value $0.01 per share of CIENA (the “CIENA Common Stock”).

All references in this Agreement to CIENA Common Stock to be received in accordance with the Merger shall be deemed, from and after the Effective Time, to include the corresponding fraction of a right (“Right”) to purchase shares of series A junior participating preferred stock, par value $.01 per share, pursuant to the Rights Agreement dated as of December 29, 1997 between CIENA and Equiserve Trust Company, N.A. (formerly Bank of Boston, N.A.) as amended by the First Amendment to Rights Agreement dated as of June 2, 1998, the Second Amendment to Rights Agreement dated as of September 13, 1998, and the Third Amendment to Rights Agreement dated as of October 19, 1998 (the “Rights Agreement”). After the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto other than (i) the right to receive shares of CIENA Common Stock to be issued in consideration therefor upon the surrender of such certificate, (ii) any dividends and other distributions in accordance with Section 1.8(c) and (iii) any cash, without interest, to be paid in lieu of any fractional share of CIENA Common Stock in accordance with Section 1.9.

SECTION 1.6.    Adjustment of the Exchange Ratio.

In the event that, prior to the Effective Date, any stock split, combination, reclassification or stock dividend with respect to the CIENA Common Stock, any change or conversion of CIENA Common

Stock into other securities or any other dividend or distribution with respect to the CIENA Common Stock should occur or, if a record date with respect to any of the foregoing should occur, appropriate and proportionate adjustments shall be made to the Exchange Ratio, and thereafter all references to the Exchange Ratio shall be deemed to be to such Exchange Ratio as so adjusted.

SECTION 1.7.    Exchange Procedures; Distributions with Respect to Unexchanged Shares; Stock Transfer Books.

(a)    As of the Effective Time, CIENA shall deposit with the Exchange Agent for the benefit of the holders of shares of Company Common Stock, certificates representing the shares of the CIENA Common Stock to be issued pursuant to Section 1.5(c) in exchange for the shares of Company Common Stock and if applicable, any cash in lieu of fractional shares pursuant to Section 1.8. (Such shares of CIENA Common Stock, together with any dividends or distributions with respect thereto pursuant to Sections 1.7(c) and 1.8, and such cash are referred to herein as the “Exchange Fund”).

(b)    As soon as practicable after the Effective Time, CIENA shall cause the Exchange Agent to send to each Person who was, at the Effective Time, a holder of record of certificates which represented outstanding Company Common Stock (the “Certificates”) which shares were converted into the right to receive CIENA Common Stock pursuant to Section 1.5, a letter of transmittal which (i) shall specify that delivery shall be effected and risk of loss and title to such Certificates shall pass, only upon actual delivery thereof to the Exchange Agent and (ii) shall contain instructions for use in effecting the surrender of the Certificates. Upon surrender to the Exchange Agent of Certificates for cancellation, together with such letter of transmittal duly executed, such holder shall be entitled to receive in exchange therefor (A) a certificate representing the number of whole shares of CIENA Common Stock into which the Company Common Stock represented by the surrendered Certificate shall have been converted at the Effective Time (B) cash in lieu of any fractional share of CIENA Common Stock in accordance with Section 1.8 and (C) certain dividends and distributions in accordance with Section 1.7(c), and the Certificates so surrendered shall then be canceled. Subject to Section 1.7(c) and Section 1.8, until surrendered as contemplated by this Section 1.7(b), each Certificate, from and after the Effective Time, shall be deemed to represent only the right to receive, upon such surrender, the number of shares of CIENA Common Stock into which such Company Common Stock shall have been converted.

(c)    No dividend or other distribution declared or made after the Effective Time with respect to the CIENA Common Stock with a record date after the Effective Time shall be paid to any holder entitled by reason of the Merger to receive certificates representing CIENA Common Stock and no cash payment in lieu of a fractional share of CIENA Common Stock shall be paid to any such holder pursuant to Section 1.8 until such holder shall have surrendered its Certificates pursuant to this Section 1.7. Subject to applicable law, following surrender of any such Certificate, such holder shall be paid, in each case, without interest, (i) the amount of any dividends or other distributions theretofore paid with respect to the shares of CIENA

Common Stock represented by the certificate received by such holder and having a record date on or after the Effective Time and a payment date prior to such surrender and (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of CIENA Common Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or after such surrender.

(d)    If any certificate representing shares of CIENA Common Stock or any cash is to be issued or paid to any Person other than the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition to such exchange that such surrendered Certificate shall be properly endorsed and otherwise in proper form for transfer and such Person either (i) shall pay to the Exchange Agent any transfer or other taxes required as a result of the issuance of such certificates of CIENA Common Stock and the distribution of such cash payment to such Person or (ii) shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not applicable. CIENA or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as CIENA or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by CIENA or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by CIENA or the Exchange Agent. All amounts in respect of taxes received or withheld by CIENA shall be disposed of by CIENA in accordance with the Code or such state, local or foreign tax law, as applicable.

(e)    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and subject to such other conditions as the Board of Directors of CIENA may impose. CIENA shall issue in exchange for such lost, stolen or destroyed Certificate the shares of CIENA Common Stock as determined under Section 1.5(c) and pay any cash, dividends and distributions as determined in accordance with Section 1.7(c) and Section 1.8 in respect of such Certificate. When authorizing such issue of shares of CIENA Common Stock (and payment of any such cash, dividends and distribution) in exchange for such Certificate, the Board of Directors of CIENA (or any authorized officer thereof) may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give CIENA a bond in such sum as the Board of Directors may direct as indemnity against any claim that may be made against CIENA with respect to the Certificate alleged to have been lost, stolen or destroyed.

(f)    At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by applicable law.

(g)    Holders of unsurrendered Certificates who were the registered holders at the effective Time shall be entitled to vote after the Effective Time at any meeting of CIENA stockholders the number of whole shares of CIENA Common Stock represented by such Certificates, regardless of whether such holders have exchanged their Certificates.

SECTION 1.8.    No Fractional Shares.

No certificates or scrip representing fractional shares of CIENA Common Stock shall be issued upon the surrender for exchange of Certificates and such a fractional share shall not entitle the record or beneficial owner thereof to vote or to any other rights as a stockholder of CIENA. In lieu of receiving any such fractional share, each holder of Company Common Stock who would otherwise have been entitled thereto upon the surrender of Certificates for exchange will receive cash (without interest) in an amount rounded to the nearest whole cent, determined by multiplying (i) the per share closing price on NASDAQ of CIENA Common Stock on the date on which the Effective Time shall occur (or, if the CIENA Common Stock shall not trade on NASDAQ on such date, the first day of trading in CIENA Common Stock on NASDAQ thereafter) by (ii) the fractional share to which such holder would otherwise be entitled. CIENA shall make available to the Exchange Agent the cash necessary for this purpose.

SECTION 1.9.    Return of Exchange Fund.

Any portion of the Exchange Fund which remains undistributed to the former holders of Company Common Stock for six months after the Effective Date shall be delivered to CIENA, upon its request, and any such former holders who have not theretofore surrendered to the Exchange Agent their Certificates in compliance herewith shall thereafter look only to CIENA for payment of their claim for shares of CIENA Common Stock, any cash in lieu of fractional shares of CIENA Common Stock and any dividends or distributions with respect to such shares of CIENA Common Stock. Neither CIENA nor the Company shall be liable to any former holder of Company Common Stock for any such shares of CIENA Common Stock held in the Exchange Fund (and any cash, dividends and distributions payable in respect thereof) which is delivered to a public official pursuant to an official request under any applicable abandoned property, escheat or similar law.

SECTION 1.10.    No Further Ownership Rights in Company Common Stock.

All shares of CIENA Common Stock delivered upon the surrender for exchange of any Certificate in accordance with the terms hereof (including any cash paid pursuant to Section 1.7, Section 1.8 or Section 1.9) shall be deemed to have been delivered (and paid) in full satisfaction of all rights pertaining to the Company Common Stock previously represented by such Certificate.

SECTION 1.11.    Further Assurances.

If at any time after the Effective Time the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Company, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or Assets of the Company or (b) otherwise to carry out the purposes of this Agreement, the Surviving Company and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or Assets of the Company and otherwise to carry out the purposes of this Agreement.

SECTION 1.12.    Appraisal Rights

In accordance with Section 262(b) of the DGCL, no appraisal rights shall be available to holders of Company Common Stock in connection with the Merger.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to CIENA as follows:

SECTION 2.1.    Organization and Qualification.

The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware and each of its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization. Each of the Company and each of its Subsidiaries has all requisite power and authority to carry on its business as now being conducted and to perform the terms of this Agreement and the transactions contemplated hereby. Except as disclosed on Schedule 2.1, each of the Company and each of its Subsidiaries is duly qualified to conduct its business, and is in good standing, in each jurisdiction in which the ownership or leasing of its Assets or the nature of its activities in connection with the conduct of its business makes such qualification necessary or in which the failure to be so qualified and in good standing would have a Company Material Adverse Effect. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Person other than its Subsidiaries, except as set forth on Schedule 2.1.

SECTION 2.2.    Certificate of Incorporation and Bylaws.

The Company has heretofore delivered or made available to CIENA a complete and correct copy of the Company Certificate and the bylaws of the Company, each as amended to date. Such Company Certificate and bylaws are in full force and effect. The Company is not in violation of any of the provisions of the Company Certificate or its bylaws. The Company has heretofore delivered or made available to CIENA a complete and correct copy of each Subsidiaries’ charter and bylaws or equivalent organizational documents, each as amended to and as in effect as of the date hereof.

SECTION 2.3.    Capitalization.

(a)    The authorized capital stock of the Company consists of 700,000,000 shares of common stock, $0.0001 par value per share, of which 141,458,654 shares are issued and outstanding on the date hereof, and 10,000,000 shares of preferred stock, par value $0.0001 per share, none of which are issued and outstanding on the date hereof. The Company has not granted any options, warrants or other rights, or entered into any agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company, or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in the Company, including any securities directly or indirectly convertible into or exercisable or exchangeable for any capital stock or other equity securities of the Company except that as of the date hereof, there were 11,786,528 shares reserved for issuance pursuant to the options outstanding under the Company’s 1997 Stock Option Plan, 1998 Equity Incentive Plan, 1999 Equity Incentive Plan, 2000 Equity Incentive Plan and Davis Stock Option Plan and Agreement (collectively, the “Company Option Plans”), 3,057,540 shares subject to issuance pursuant to the Company’s 2000 Employee Stock Purchase Plan (the “ESPP” and together with the Company Option Plans, the “Company Stock Plans”), 543,820 shares subject to issuance pursuant to the Overseas Options, up to 7,262,858 shares subject to options issuable pursuant to the Offer to Exchange, 836,953 shares reserved for issuance pursuant to certain outstanding warrants issued by the Company that are described on Schedule 2.3 and 3,273,870 shares issuable upon conversion of the Company’s 5% Convertible Subordinated Notes due October 15, 2005 (the “Notes”). Except for the Notes, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the Stockholders of the Company on any matter. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person except for outstanding rights of the Company to repurchase unvested shares of Company Common Stock, at the original purchase price paid per share, upon the holder’s termination of service or employment with the Company. All of the issued and outstanding shares of the Company Common Stock, have been duly authorized and validly issued in accordance with applicable laws and are fully paid and non-assessable and not subject to preemptive rights. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and non-assessable and is owned by the

Company or a Company Subsidiary, free and clear of any lien, pledge, security interest or other Encumbrance. Except as disclosed herein, no shares of capital stock of the Company have been reserved for any purpose. Schedule 2.3 contains a list, which is complete and accurate in all respects as of the date hereof, of each outstanding option and warrant to purchase or acquire shares under each of the Company Stock Plans or otherwise, including the Plan pursuant to which such option or warrant was issued, if applicable, the holder, date of grant, exercise price, vesting and acceleration provisions and number of shares subject thereto.

(b)    Except for the Notes and as set forth on Schedule 2.3, the Company has no outstanding indebtedness for borrowed money and all such indebtedness except as is set forth on Schedule 2.3 is prepayable in full, without premium or penalty, at any time, except as otherwise described thereon.

SECTION 2.4.    Authority.

(a)    The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except approval by holders of a majority of the outstanding shares of Company Common Stock (the “Company Requisite Vote”) and the filing of the Certificate of Merger as contemplated by Section 1.1(b). Assuming due authorization, execution and delivery by CIENA, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity.

(b)    The Board of Directors has duly and unanimously approved this Agreement and the Merger and the other transactions contemplated hereby to which the Company is a party, and has duly and unanimously recommended adoption thereof by the stockholders of the Company.

SECTION 2.5.    No Conflict; Required Filings and Consents.

(a)    The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations under this Agreement will not, (i) conflict with or violate the Certificate of Incorporation of the Company (the “Company Certificate”) or the bylaws of the Company, (ii) conflict with or violate any Law applicable to the Company, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it is subject, except as set forth on Schedule 2.5(a).

(b)    Other than the filings and/or notices pursuant to or required by (i) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “Hart-

Scott-Rodino Act”) and Applicable Foreign Competition Laws, (ii) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) the Securities Act of 1933, as amended (the “Securities Act”), (iv) state securities or “blue-sky” laws, (v) Section 251 of the DGCL and (vi) Nasdaq, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby do not require any filings, notices, consents or approvals with or by any court, administrative agency, commission, government or regulatory authority, domestic or foreign, except those that the failure to make or obtain would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

(c)    All consents and waivers required from any person in order to carry out the transactions contemplated hereby under any contract, lease or agreement to which the Company is a party are set forth on Schedule 2.5, except those that the failure to make or obtain would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

SECTION 2.6.    Company Reports: Financial Statements.

The Company has delivered or made available to CIENA each registration statement, report, proxy statement or information statement prepared by it since December 31, 2000 (the “Company Audit Date”), including (a) the Company’s Annual Report on Form 10-K for the year ended December 31, 2000 (b) the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, June 30 and September 30, 2001 and (c) the Company’s definitive Proxy Statement for its 2001 Annual Meeting of Stockholders, each in the form (including exhibits, annexes and any amendments thereto) filed with the Securities and Exchange Commission (the “SEC”) on or prior to the date hereof (collectively, the “Company Reports”). As of their respective dates the Company Reports complied, and any Company reports, registration statements, proxy or information statements filed with the SEC subsequent to the date hereof (the “ Subsequent Company Reports”) will comply, as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC. As of their respective dates, the Company Reports did not, and any Subsequent Company Reports will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports and Subsequent Company Reports (including the related notes and schedules) fairly presents, or will fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of income and of changes in financial position included in or incorporated by reference into the Company Reports and Subsequent Company Reports (including any related notes and schedules) fairly presents, or will fairly present, in all material respects, the consolidated results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments), in each case in accordance with generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein.

SECTION 2.7.    Absence of Certain Changes or Events.

Except as disclosed in the Company Reports, since the Company Audit Date, there has been no event or set of circumstances that has resulted in or would be reasonably likely to result in a Company Material Adverse Effect. Except as disclosed in the Company Reports or as set forth on Schedule 2.7, since the Company Audit Date, the Company and each of its Subsidiaries has conducted its business in the ordinary course of business, and has not (a) paid any dividend or distribution in respect of, or redeemed or repurchased any of, its capital stock other than the Company’s repurchase of unvested shares, at the original purchase price paid per share, from terminating employees or consultants; (b) incurred loss of, or significant injury to, any of the material Assets, whether as the result of any natural disaster, labor trouble, accident, other casualty, or otherwise; (c) incurred, or become subject to, any material liability (absolute or contingent, matured or unmatured, known or unknown), and knows of no basis for such liabilities, except current liabilities incurred in the ordinary course of business; (d) mortgaged, pledged or subjected to any Encumbrance any of its Assets; (e) sold, exchanged, transferred or otherwise disposed of any of its Assets except in the ordinary course of business, or canceled any debts or claims; (f) written down the value of any Assets or written off as uncollectible any accounts receivable, except write downs and write-offs in the ordinary course of business, none of which, individually or in the aggregate, are material; (g) entered into any transactions other than in the ordinary course of business; (h) made any change in any method of accounting or accounting practice; or (i) made any agreement to do any of the foregoing, other than negotiations with CIENA and its representatives regarding the transactions contemplated by this Agreement. Since the Company Audit Date, except as disclosed in the Company Reports or set forth in Schedule 2.7, there has not been: (a) any change in the financial condition, assets, liabilities, personnel policies or practices, or contracts or business of the Company or any of its Subsidiaries or in its relationships with suppliers, customers, licensors, licensees, distributors, lessors or others, except changes on the ordinary course of business (it being understood that the Company has incurred losses from operations); (b) any increase in the compensation or benefits payable or to become payable by the Company to any of the directors, officers, consultants or employees of the Company, other than salary increases in connection with customary performance reviews and customary bonuses consistent with past practices; (c) any discharge or satisfaction of any Lien or payment of any liability or obligation other than current liabilities in the ordinary course of business; or (d) any agreement to do any of the foregoing, other than negotiations with CIENA and its representatives regarding the transactions contemplated by this Agreement.

SECTION 2.8.    Ownership and Condition of the Assets.

The Company or a Subsidiary is the sole and exclusive legal and equitable owner of and has good and marketable title to the Assets it purports to own and such Assets are free and clear of all Encumbrances other than Permitted Encumbrances. No person or Government Entity has an option to purchase, right of first refusal or other similar right with respect to all or any part of such Assets other than in the ordinary course of business. All of the personal property of the Company and each of its Subsidiaries is in good working order and repair, ordinary wear and tear excepted, and is suitable and adequate for the uses for which it is intended or is being used.

SECTION 2.9.    Leases.

Schedule 2.9 lists all leases and other agreements under which the Company or any of its Subsidiaries is lessee or lessor of any Asset, or holds, manages or operates any Asset owned by any third party, or under which any Asset owned by the Company or any of its Subsidiaries is held, operated or managed by a third party. The Company or a Subsidiary is the holder of all the leasehold estates purported to be granted to such entity by the leases listed in Schedule 2.9 and is the owner of all equipment, machinery and other Assets purported to be owned by the Company or a Subsidiary thereon, free and clear of all Encumbrances. Each such lease and other agreement is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the respective parties thereto (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity) and grants the leasehold estate it purports to grant free and clear of all Encumbrances, except to the extent that the failure to do so would not have a Company Material Adverse Effect. All necessary governmental approvals required to be obtained by the Company or any Subsidiary with respect thereto have been obtained, all necessary filings or registrations therefor have been made, and to the Company’s Knowledge, there have been no threatened cancellations thereof and are no outstanding disputes thereunder. The Company and each of its Subsidiaries has performed in all material respects all obligations thereunder required to be performed by such entity to date. Neither the Company nor any Subsidiary is in default in any material respect under any of the foregoing and to the Company’s Knowledge, no other party is in default in any material respect under any of the foregoing, and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would, constitute a default on the part of the Company or any Subsidiary, or to the Company’s Knowledge, a party other than the Company.

SECTION 2.10.    Material Contracts.

All of the Material Contracts of the Company and its Subsidiaries that are required to be described in the Company Reports or to be filed as exhibits thereto are described in the Company Reports or filed as exhibits thereto and are in full force and effect in all material respects, except where the failure to be in full force and effect would not have, or reasonably be expected to result in, a Company Material Adverse

Effect. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party is in breach of or in default under any such Contract except for such breaches and defaults as individually or in the aggregate have not had and would not be reasonably likely to have a Company Material Adverse Effect. Except as disclosed on Schedule 2.10, neither the Company nor any of its Subsidiaries is party to any agreement containing any provision or covenant limiting in any material respect the ability of the Company or any of its Subsidiaries to (a) sell any products or services of or to any other person, (b) engage in any line of business or (c) compete with or to obtain products or services from any person or limiting the ability of any person to provide products or services to the Company or any of its Subsidiaries. The Company has delivered or made available to CIENA all Material Contracts which would be required to be filed or incorporated by reference as exhibits to the Company’s 2001 Annual Report on Form 10-K under the Exchange Act were such Report filed on the date hereof.

SECTION 2.11.    Real Property.

Schedule 2.11 contains a list of all leasehold interests in real estate, easements, rights to access, rights-of-way and other real property interests which are owned, or are leased, used or held for use by the Company or any Subsidiary (collectively, the “Real Property”). The Real Property listed in Schedule 2.11 constitutes all real property interests necessary to conduct the business and operations of the Company and its Subsidiaries as now conducted. To the Company’s Knowledge, there is no easement or other real property interest, other than those listed in Schedule 2.11, that is required, or that has been asserted by a Government Entity to be required, to conduct the business and operations of the Company and its Subsidiaries. The Company has delivered or made available to CIENA true and complete copies of all deeds, leases, easements, rights-of-way and other instruments pertaining to the Real Property (including any and all amendments and other modifications of such instruments). All Real Property (including the improvements thereon) (i) is in good condition and repair other than conditions that do not adversely affect its use by the Company and its Subsidiaries and consistent with its present use, (ii) is available to the Company and its Subsidiaries for immediate use in the conduct of their business and operations, and (iii) to the Company’s Knowledge complies in all material respects with all applicable building or zoning codes and in the regulations of any Government Entity having jurisdiction.

SECTION 2.12.    Environmental Matters.

(a)    The Company and each of its Subsidiaries has complied in all material respects with all Environmental Laws. To the Company’s Knowledge, there are no pending or threatened, actions, suits, claims, legal proceedings or other proceedings against the Company or any of its Subsidiaries based on any Environmental Laws, and neither the Company nor any of its Subsidiaries has received any notice of any complaint, order, directive, citation, notice of responsibility, notice of potential responsibility, or information request from any Government Entity or any other person arising out of or attributable to: (i) the current or past presence at any part of the Real Property of Hazardous Materials (as defined below) or any substances that pose a hazard to human health or an impediment to working conditions; (ii) the current or past release or threatened release into the environment from the Real Property (including, without limitation, into any storm drain, sewer, septic system or publicly owned treatment works) of any Hazardous Materials or any substances that pose a hazard to human health or an impediment to working conditions; (iii) the off-site disposal of Hazardous Materials originating on or from the Real Property; (iv) any facility operations or procedures of the Company or any of its Subsidiaries which do not conform to requirements of the Environmental Laws; or (v) any violation of Environmental Laws at any part of the Real Property or otherwise arising from the Company’s or any of its Subsidiaries’ activities involving Hazardous Materials.

(b)    The Company and each of its Subsidiaries has been duly issued, and currently has all permits, licenses, certificates and approvals required to be maintained by it under any Environmental Law with respect to the use of the Real Property by it. A true and complete list of such permits, licenses, certificates and approvals, all of which are valid and in full force and effect, is set out in Schedule 2.12. Except in accordance with such permits, licenses, certificates and approvals, there has been no discharge of any Hazardous Materials by the Company or any Subsidiary or any other material regulated by such permits, licenses, certificates or approvals.

(c)    To the Company’s knowledge, none of the Real Property contains any underground storage tanks, or underground piping associated with such tanks, used currently or in the past for Hazardous Materials.

SECTION 2.13.    Litigation.

Except as disclosed in the Company Reports or Schedule 2.13, there is no action, suit, investigation, claim, arbitration or litigation pending or, to the Company’s Knowledge, threatened against or involving the Company, any of its Subsidiaries, or any of their Assets, at law or in equity, or before or by any court, arbitrator or Government Entity that would reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is operating under, or subject to, any judgment, writ, order, injunction, award or decree of any court, judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any Government Entity. No property or Assets of the Company or any Subsidiary has been taken or expropriated by any federal, state, provincial, municipal or other Government Entity nor has any notice or proceeding with respect to thereof been given or commenced, nor does the Company have Knowledge of any intent or proposal by any Governmental Entity to give any such notice or commence any such proceeding.

SECTION 2.14.    Compliance with Laws.

Except as disclosed in Schedule 2.14, the Company and each of its Subsidiaries is in compliance in all material respects with all Laws applicable to its Assets and its business and operations, including all Laws applicable to the Company’s and each Subsidiary’s relationship with its employees.

SECTION 2.15.    Intellectual Property.

(a)    The Company or one or more Subsidiaries has all right, title, interest and license rights necessary to use all trademarks, tradenames, service marks, trade secrets, know-how, copyrights, software, and, to the Company’s knowledge, patents, (“Intellectual Property Rights”) used in the business of the Company and its Subsidiaries as currently conducted. Except as set forth on Schedule 2.15, there are no claims or demands against the Company by any other Person or notice letters received by the Company or any Subsidiary pertaining to any of such Intellectual Property Rights and no material proceedings have been instituted, or are pending or to the Knowledge of the Company, threatened, which challenge the rights of the Company or any of its Subsidiaries in respect thereof, except as described in the Company Reports. To the Knowledge of the Company, the Company or one or more Subsidiaries has the right to use, without infringing in any material respect the intellectual property rights of others, all customer lists, designs, manufacturing or other processes, computer software, systems, data compilations, research results and other information required for or incident to its products or its business as presently conducted.

(b)    Schedule 2.15(b) lists all material patents, patent applications, registered trademarks, trademark applications and registrations and registered copyrights owned or registered in the name of the Company or any Subsidiary and used by the Company or any Subsidiary in its business as currently conducted. All of such patents, patent applications, registered trademarks, trademark applications and registrations and registered copyrights, if any, have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights, or the corresponding offices of other jurisdictions as identified on Schedule 2.15(b), and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States and each such jurisdiction except as set forth on Schedule 2.15(b).

(c)    All material licenses or other agreements under which the Company or any of its Subsidiaries is granted rights in Intellectual Property Rights are listed on Schedule 2.15(c). All such licenses or other Agreements are in full force and effect, there is no material default by the Company or any of its Subsidiaries or, to the Company’s Knowledge, any party thereto. To the Knowledge of the Company, the licensors under such licenses and other agreements have and had all requisite power and authority to grant the rights purported to be conferred thereby. True and complete copies of all such licenses or other Agreements, and any amendments thereto, have been furnished or made available to CIENA.

(d)    All material licenses or other agreements under which the Company or any of its Subsidiaries has granted rights to others in Intellectual Property Rights owned or licensed by the Company or any of its Subsidiaries are listed on Schedule 2.15(d). All of such licenses or other agreements are in full force and effect, and there is no material default by the Company or any of its Subsidiaries, or to the Company’s Knowledge, by any party thereto. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been made available to CIENA.

(e)    The Company and each of its Subsidiaries has taken all reasonable steps it believes to be required in accordance with sound business practice to establish and preserve its ownership of all material copyright, trade secret and other proprietary rights with respect to its products and technology. Except as disclosed on Schedule 2.15(e), the Company and each of its Subsidiaries has required all professional and technical employees and independent contractors having access to valuable non-public information of the Company and each of its Subsidiaries to execute agreements under which such persons are required to maintain the confidentiality of such information and appropriately restricting the use thereof. The Company does not have Knowledge of any infringement by others of any Intellectual Property Rights of the Company or any of its Subsidiaries.

(f)    To the Knowledge of the Company, except as set forth on Schedule 2.15(f), the present business, activities and products of the Company and each of its Subsidiaries do not infringe any Intellectual Property Rights of any other Person. No proceeding charging the Company or any of its Subsidiaries with infringement of any Intellectual Property Rights has been filed or, to the Knowledge of the Company, is threatened or likely to be filed. To the Knowledge of the Company, except as disclosed in the Company Reports, there exists no unexpired patent or patent application that includes claims that would be infringed by the products, activities or business of the Company or any of its Subsidiaries. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is making any unauthorized use of any confidential information or trade secrets of any Person, including without limitation, any customer of the Company or any Subsidiary, or any past or present employee of the Company or any Subsidiary. Except for customer contracts in the ordinary course of business and confidentiality agreements by employees with former employers, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of its employees have any agreements or arrangements with any Persons other than the Company related to confidential information or trade secrets of such Persons or restricting any such employee’s engagement in business activities of any nature. To the Knowledge of the Company, the activities of its employees on behalf of the Company and its Subsidiaries do not violate any such agreements or arrangements.

(g)    To the knowledge of the Company, none of the current officers and employees of the Company or any Subsidiary has any issued patent or patent application pending for any device, process, design or invention of any kind used (currently or in the 12 months prior to the date hereof) by the Company or any Subsidiary, or is intended to be used by the Company or any Subsidiary or its successor in the future, which patent or patent application has not been assigned to the Company or any Subsidiary, with such assignment duly recorded in the patent office of the relevant jurisdiction. Binding, written assignments to the Company or any Subsidiary have been executed by all inventors for those patents and patent applications set forth on Schedule 2.15(b).

SECTION 2.16.    Taxes and Assessments.

The Company and each of its Subsidiaries has (i) filed all Tax Returns it was required to file and duly and timely paid all Taxes which have become due and payable by it, and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the payment of any Tax; (ii) received no written notice of, nor does the Company have any Knowledge of, any notice of deficiency or assessment or proposed deficiency or assessment from any taxing Government Entity; (iii) no Knowledge of any audits pending and there are no outstanding agreements or waivers by the Company or any Subsidiary that extend the statutory period of limitations applicable to any federal, state, local, or foreign tax returns or Taxes; and (iv) not entered into any discussions with any federal, state, local, or foreign authority with respect to any Tax asserted by such authority. The Tax Returns of the Company and each of its Subsidiaries have never been audited by federal, state, local, or foreign authorities. There are no Liens on any property of the Company or any Subsidiary that arose in connection with any failure (or alleged failure) to pay any material Tax when due. The Company and each of its Subsidiaries has withheld from each payment made to any of its past or present employees, officers or directors, and to any non-residents, the amount of Taxes and other deductions required to be withheld therefrom and has paid the same (or set aside for timely payment) to the proper Tax or other receiving officers within the time required under applicable Laws. The Taxes of the Company and each of its Subsidiaries (i) did not, as of the most recent Company Report that included financial statements exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the most recent Company Report (rather than any notes thereto) and (ii) do not exceed that reserve as adjusted for the passing of time through the Effective Time.

SECTION 2.17.    Employment and Benefit Matters.

(a)    Pension and Benefit Plans and Other Arrangements.    Schedule 2.17(a) lists each employee benefit plan, program, arrangement and contract (including, without limitation, any “employee benefit plan” as defined by Section 3(3) of ERISA), and any benefit program or policy providing for bonuses, incentive compensation, vacation pay, severance pay, insurance restricted stock, stock options, employee discounts, company cars, tuition reimbursement or any other perquisite or benefit (including, without limitation, any fringe benefit under Section 132 of the Code), applicable to current or former employees or individual consultants of the Company and each Subsidiary to which it has contributed or under which it has any material liability (collectively, the “Company Benefit Plans”). The Company has delivered or made available to CIENA, to the extent they exist, a true and correct copy of (i) the three most recent annual reports (Form 5500 series) filed with the Internal Revenue Service (the “IRS”) with respect to each Company Benefit Plan or similar report of the jurisdiction in which such employee benefit plan is located, (ii) each such Company Benefit Plan document, (iii) each trust agreement or other funding vehicle relating to each such Company Benefit Plan, (iv) the most recent summary plan description for each Company Benefit Plan for which a summary plan description is required, and (v) the most recent determination letter issued by the IRS with respect to any Company Benefit Plan qualified under Section 401(a) of the Code or similar report of the jurisdiction in which such employee benefit plan is located. No Company Benefit Plan is or has ever been a “defined benefit plan” (as such term is defined in Section 3(35) of ERISA), a Voluntary Employees’ Beneficiary Association (within the meaning of Section 501(c)(9) of the Code) or an employee stock ownership plan (within the meaning of Section 4975(e)(7) of the Code). No Company Benefit Plan is a “multiemployer plan” as such term is defined in Section 3(37) of ERISA. No Company Benefit Plan provides for post-retirement medical or life insurance to current, former or retired employees of the Company (other than legally required health care continuation coverage). All Company Benefit Plans subject to the Laws of any jurisdiction other than the United States of America or one of its political subdivisions comply with, and have been administered in compliance with, the Laws of such foreign jurisdiction.

(b)    Compliance.    Except as disclosed on Schedule 2.17(b), the Company and each Subsidiary has complied, in all material respects, with all applicable provisions of the Company Benefit Plans and the Code, ERISA, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act (the “WARN Act”), the Americans with Disabilities Act, the Securities Act, the Exchange Act, and all other Laws pertaining to the Company Benefit Plans or relations with employees, and other employee or employment related benefits, and all premiums and assessments relating to all Company Benefit Plans. To the Company’s Knowledge, all Company Benefit Plans that are subject to Section 4980B(f) of the Code and Sections 601 through 609 of ERISA comply with and have been administered in compliance with the health care continuation coverage requirements for tax-favored status under Section 4980B(f) of the Code, Sections 601 through 609 of ERISA and all final Treasury Regulations under Section 4890B of the Code explaining those requirements and all other applicable Laws regarding continuation and/or conversion coverage. Neither the Company nor any Subsidiary has any liability for any delinquent contributions within the meaning of Section 515 of ERISA (including, without limitation, related attorneys’ fees, costs, liquidated damages and interest) or for any arrearages of wages. Neither the Company nor any Subsidiary has any pending unfair labor practice charges, contract grievances under any collective bargaining agreement, other administrative charges, claims, grievances or lawsuits before any court, governmental agency, regulatory body, or arbiter arising under any Law governing any Company Benefit Plan or any other Law relating to the Company’s or its Subsidiaries’ relationships with their employees, and, to the Knowledge of the Company, no such action has been threatened and there exist no facts that could reasonably be expected to give rise to such a claim. All Company Benefit Plans intended to be qualified under Section 401(a) of the Code are so qualified. Except as disclosed on Schedule 2.17(b), no Company Benefit Plan, individually or collectively, provides for any payment by the Company or any Subsidiary to any employee or other service provider that is not deductible under Section 162(a)(1) or 404 of the Code or that is an “excess parachute payment” pursuant to Section 280G of the Code.

(c)    Collective Bargaining Agreements.    There are no collective bargaining agreements applicable to the Company’s or any of its Subsidiary’s employees and neither the Company nor any of its Subsidiaries has any duty to bargain with any labor organization with respect to any such persons. There is not pending any demand for recognition or any other request or demand from a labor organization for representative status with respect to any persons employed by the Company or any of its Subsidiaries.

(d)    Employee Information.    Schedule 2.17(d) sets forth a list of the names, positions and rates of compensation of all officers, directors, employees and individual consultants of the Company and its Subsidiaries, as of the date hereof, showing each such person’s name, positions, and annual remuneration, bonuses and material fringe benefits for the current fiscal year and the most recently completed fiscal year. With respect to any persons employed by the Company or any of its Subsidiaries, the Company and its Subsidiaries are in compliance with all Laws respecting employment conditions and practices, have withheld all amounts required by any applicable Laws to be withheld from wages.

(e)    Employment Practices.    Except as disclosed on Schedule 2.17(e), with respect to any persons employed by the Company or any of its Subsidiaries, (i) neither the Company nor any Subsidiary has engaged in any unfair labor practice within the meaning of the National Labor Relations Act or violated any legal requirement prohibiting discrimination on the basis of race, color, national origin, sex, religion, age, marital status, handicap, or any other classification or status protected by Law, in its employment conditions or practices; and (ii) there are no pending or, to the Knowledge of the Company, threatened unfair labor practice charges or discrimination complaints relating to race, color, national origin, sex, religion, age, marital status, or handicap against the Company or any Subsidiary before any Government Entity nor, to the Knowledge of the Company, does any basis therefor exist.

(f)    Contributions to the Company Benefit Plans.    All contributions to, and payments from, each Company Benefit Plan which may have been required to be made in accordance with the terms of such plan, and, where applicable, the laws of the jurisdiction which govern such plan, have been made in a timely manner, and all material reports, returns and similar documents (including applications for approval of contributions) with respect to any Company Benefit Plan required to be filed with any Government Entity or distributed to any participant of such plan have been duly filed on a timely basis or distributed.

(g)    Immigration Laws.    To the Company’s Knowledge, the Company and each of its Subsidiaries has complied, in all material respects, with all Laws governing the employment of personnel by U.S. companies and the employment of non-U.S. nationals in the United States, including, but not limited to, the Immigration and Nationality Act 8 U.S.C. Sections 1101 et seq. and its implementing regulations.

SECTION 2.18.    Transactions with Related Parties.

Except as set forth in the Company Reports, since the Company Audit Date no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K as promulgated by the SEC in a proxy statement for an annual meeting of stockholders.

SECTION 2.19.    Insurance and List of Claims.

Schedule 2.19 contains a list of all policies of title, property, fire, casualty, liability, life, workmen’s compensation, libel and slander, and other forms of insurance of any kind relating to the business and operations of the Company and each Subsidiary, all of which are in full force and effect as of the date hereof. The Company has delivered to CIENA true and correct copies of all policies requested by CIENA. Except as disclosed on Schedule 2.19, all such policies insure against risks of the kind customarily insured against and in amounts customarily carried by corporations similarly situated. All premiums due and payable on all such policies have been paid. A true and complete list of all material claims made since December 31, 2000 under any of the policies (or their predecessors) listed on Schedule 2.19 is included on Schedule 2.19.

SECTION 2.20.    Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Company or any Subsidiary, except for fees to be paid by the Company to Goldman, Sachs & Co. pursuant to an engagement letter between the Company and Goldman, Sachs & Co dated January 20, 2002, a copy of which has been made available to CIENA.

SECTION 2.21.    Disclosure.

The Company has provided CIENA with all applicable or relevant documents and information which CIENA has requested in writing. True and complete copies of all documents listed in the Schedules to this Agreement have been made available or provided to CIENA. The books of account, minute books, stock record books and other financial and corporate records of the Company and each Subsidiary, all of which have been made available to CIENA, are complete and correct and have been maintained in accordance with good business practices, including the maintenance of an adequate system of internal accounting controls, and such book and records are accurately reflected in the financial statements included in the Company Reports. The minute books of the Company and each Subsidiary contain accurate and complete records of all meetings held of, and corporate action by, the stockholders and the board of directors (and committees thereof) of the Company and each Subsidiary, and no meeting of any such stockholders or board of directors (or committees thereof) has been held for which minutes have not been prepared and are not contained in such minute books.

SECTION 2.22.    Absence of Violation.

To the Knowledge of the Company, none of the Company or any Subsidiary, nor any of their officers, directors, employees or agents (or stockholders, distributors, representatives or other persons acting on the express, implied or apparent authority of any of the Company or any Subsidiary) have paid, given or received or have offered or promised to pay, give or receive, any bribe or other unlawful payment of money or other thing of value, any extraordinary discount, or any other unlawful inducement, to or from any person, business association or governmental official or entity in the United States or elsewhere in connection with or in furtherance of the business of the Company or any Subsidiary (including, without limitation, any unlawful offer, payment or promise to pay money or other thing of value (i) to any foreign official or political party (or official thereof) for the purposes of influencing any act, decision or omission in order to assist the Company or any Subsidiary in obtaining business for or with, or directing business to, any person, or (ii) to any person, while knowing that all or a portion of such money or other thing of value will be offered, given or promised to any such official or party for such purposes). To the Knowledge of the Company, the business of the Company and each Subsidiary is not in any manner dependent upon the making or receipt of such unlawful payments, discounts or other inducements.

SECTION 2.23.    Customers and Suppliers.

The Company does not have Knowledge of (i) any termination or cancellation of (or any intent to terminate or cancel) the business relationship of the Company or any Subsidiary with (y) any single customer or any group of affiliated customers who represented five percent (5%) or more of the consolidated revenues of the business of the Company during the twelve months ended December 31, 2001, or (z) any single supplier or any group of affiliated suppliers who provided five percent (5%) or more of the requirements of the business of the Company or any Subsidiary during the twelve months ended December 31, 2001, or (ii) any existing condition, state of facts or circumstances that to the Knowledge of the Company will cause the Company or any Subsidiary or any of such customers to terminate their relationships or for any prospective customers to refuse to consider a prospective relationship. To the Knowledge of the Company, none of the business or prospective business of the Company or any Subsidiary is in any manner dependent upon the making or receipt of any payments, discounts or other inducements to any officers, directors, employees, representatives or agents of any customer.

SECTION 2.24.    Takeover Statutes.

The Board of Directors of the Company has taken all necessary action so that no restrictive provision of any “fair price”, “moratorium,” “control share,” or other similar anti-takeover statute or regulation, including, but not limited to Section 203 of the DGCL (each a “Takeover Statute”) or restrictive provision of any applicable anti-takeover provision in the Company Certificate or bylaws of the Company or any shareholder rights or similar plan, is, or at the Effective Time will be, applicable to the Company, the Shares, the Merger or any transaction contemplated by this Agreement or the Stockholder Agreements. As currently contemplated, the Merger will not constitute a “Change of Control” for purposes of the provisions of Article XIV of the Indenture for the Notes.

SECTION 2.25.    Reorganization under Section 368(a) of the Code.

The Company has not taken any actions which would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

SECTION 2.26.    Fairness Opinion.

The Company’s Board of Directors has received an opinion from Goldman, Sachs & Co., dated the date hereof, to the effect that, as of the date hereof, the Exchange Ratio is fair to the Company’s stockholders from a financial point of view.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF CIENA

CIENA represents and warrants to the Company as follows:

SECTION 3.1.    Organization and Qualification.

CIENA is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and each of its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization. Each of CIENA and its Subsidiaries has the requisite power and authority to own, lease and operate its Assets and properties, to carry on its business as now being conducted and to perform the terms of this Agreement and the transactions contemplated hereby. Each of CIENA and its Subsidiaries is duly qualified to conduct its business, and is in good standing, in each jurisdiction where the ownership or leasing of its properties or the nature of its activities in connection with the conduct of its business makes such qualification necessary, except for those jurisdictions in which the failure to be so qualified and in good standing would not have a CIENA Material Adverse Effect.

SECTION 3.2.    Certificate of Incorporation and Bylaws.

CIENA has previously made available to Company complete and correct copies of the CIENA Certificate and its Bylaws, as amended to date (together, the “CIENA Charter Documents”). Such CIENA Charter Documents and equivalent organizational documents of each of its subsidiaries are in full force and effect. CIENA is not in violation of any of the provisions of the CIENA Charter Documents.

SECTION 3.3.    Authority.

(a)    The execution and delivery of this Agreement by CIENA and the consummation by CIENA of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of CIENA are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except approval by holders of a majority of the outstanding shares of CIENA Common Stock (the “CIENA Requisite Vote”). This Agreement has been duly executed and delivered by CIENA and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of CIENA, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity.

(b)    The Board of Directors of CIENA, at a meeting duly called and held (i) has approved this Agreement and the Merger and the other transactions contemplated thereby and (ii) has resolved to submit the proposed Merger to, and recommend approval thereof by, the stockholders of CIENA.

SECTION 3.4.    No Conflict; Required Filings and Consents.

(a)    The execution and delivery of this Agreement by CIENA does not, and the performance by CIENA of its obligations under this Agreement will not, (i) conflict with or violate the CIENA Charter Documents, (ii) conflict with or violate any Law applicable to CIENA or its Assets and properties, or (iii) result in any breach of or constitute a default (or an event which with the notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which CIENA is a party or by which CIENA is bound, or by which any of its properties or Assets is subject.

(b)    Other than the filings and/or notices pursuant to or required by (i) the Hart-Scott-Rodino Act and Applicable Foreign Competition Laws, (ii) the Exchange Act, (iii) the Securities Act, (iv) state securities or “blue-sky” laws, (v) Section 251 of the DGCL and (vi) Nasdaq, the execution and delivery of this Agreement by CIENA and the consummation by CIENA of the Merger and the other transactions contemplated hereby do not require any filings, notices, consents or approvals with or by any court, administrative agency, commission, government or regulatory authority, domestic or foreign, except those that the failure to make or obtain would not, individually or in the aggregate, be reasonably likely to have a CIENA Material Adverse Effect or prevent, materially delay or materially impair the ability of CIENA to consummate transactions contemplated by this Agreement.

SECTION 3.5.    Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of CIENA, except for fees to be paid by CIENA to Morgan Stanley.

SECTION 3.6.    Issuance of CIENA Stock.

Upon consummation of the Merger, and as of the Effective Time, the shares of CIENA Stock to be issued in the Merger will be duly and validly issued, fully paid and non-assessable, free and clear of all Encumbrances imposed by CIENA, except as contemplated hereby.

SECTION 3.7.    SEC Filings.

CIENA has filed all registration statements, reports, proxy statements or information statements (the “CIENA SEC Documents”) required to be filed by it with the SEC since October 31, 2001 (the “CIENA Audit Date”). As of their respective dates the CIENA SEC Documents complied, and any CIENA SEC Documents filed with the SEC subsequent to the date hereof will comply, as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC. As of their respective dates, the CIENA SEC Documents did not, and any CIENA SEC Documents filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the CIENA SEC Documents (including the related notes and schedules) fairly presents, or will fairly present, in all material respects, the consolidated financial position of CIENA and its Subsidiaries as of its date and each of the consolidated statements of income and of changes in financial position included in or incorporated by reference into the CIENA SEC Documents (including any related notes and schedules) fairly presents, or will fairly present, in all material respects, the consolidated results of operations, retained earnings and changes in financial position, as the case may be, of CIENA and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

SECTION 3.8.    Litigation.

Except as disclosed in the CIENA SEC Documents, there is no action, suit, investigation, claim, arbitration or litigation pending or, to the Knowledge of CIENA, threatened against or involving CIENA or its Subsidiaries or their Assets or the business and operations of any of CIENA or its Subsidiaries, at law or in equity, or before or by any court, arbitrator or Government Entity that would reasonably be expected to result in a CIENA Material Adverse Effect. Neither CIENA nor any of its Subsidiaries is operating under or is subject to any judgment, writ, order, injunction, award or decree of any court, judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any Government Entity. No property or Assets of CIENA or any Subsidiary has been taken or expropriated by any federal, state, provincial, municipal or other Government Entity nor has any notice or proceeding with respect to thereof been given or commenced nor does CIENA have Knowledge of any intent or proposal to give any such notice or commence any such proceeding.

SECTION 3.9.    Capitalization.

(a)    The authorized capital stock of CIENA consists of 980,000,000 shares of common stock, $0.01 par value per share, of which 328,730,443 shares are issued and outstanding on the date hereof, and 20,000,000 shares of preferred stock, par value $0.01 per share, none of which are issued and outstanding on the date hereof. CIENA has not granted any options, warrants or other rights, or entered into any agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of CIENA, or obligating CIENA to issue or sell any shares of capital stock of, or other equity interests in CIENA, including any securities directly or indirectly convertible into or exercisable or exchangeable for any capital stock or other equity securities of CIENA except that as of the date hereof, there were 48,194,551 shares reserved for issuance pursuant to options outstanding under CIENA’s Amended and Restated 1994 Stock Option Plan, the 1996 Outside Directors Stock Option Plan, the 1999 Non-Officer Incentive Stock Plan, the Cyras 1998 Stock Option Plan, the Omnia 1997 Stock Plan and the Lightera 1998 Stock Option Plan (collectively, the “CIENA Option Plans”), 3,264,733 shares reserved for issuance pursuant to CIENA’s Employee Stock Purchase Plan (the “ESPP” and together with CIENA Option Plans, the “CIENA Stock Plans”), and 6,610,752 shares issuable upon conversion of CIENA’s 3.75% Convertible Subordinated Notes due February 1, 2008 (the “CIENA Notes”) and 1,037,055 shares issuable upon conversion of Cyras Systems, LLC 4.5% Convertible Subordinated Notes due August 15, 2005 (the “Cyras Notes”) . Except for the CIENA Notes and Cyras Notes, CIENA does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the Stockholders of CIENA on any matter. There are no outstanding obligations of CIENA to repurchase, redeem or otherwise acquire any shares of its capital stock or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person except for outstanding rights of CIENA to repurchase unvested shares of CIENA Common Stock, at the original purchase price paid per share, upon the holder’s termination of service or employment with CIENA. All of the issued and outstanding shares of CIENA Common Stock, have been duly authorized and validly issued in accordance with applicable laws and are fully paid and non-assessable and not subject to preemptive rights. Each of the outstanding shares of capital stock or other securities of each of CIENA’s Subsidiaries is duly authorized, validly issued, fully paid and non-assessable and is owned by CIENA or a CIENA Subsidiary, free and clear of any lien, pledge, security interest or other Encumbrance. Except as disclosed herein, no shares of capital stock of CIENA have been reserved for any purpose.

(b)    Except as disclosed in the CIENA SEC Documents, CIENA has no outstanding material indebtedness for borrowed money and all such indebtedness except as is set forth on Schedule 3.9 is prepayable in full, without premium or penalty, at any time, except as otherwise described thereon.

SECTION 3.10.    Reorganization under Section 368(a) of the Code.

CIENA has not taken any actions which would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

SECTION 3.11.    Absence of Certain Changes or Events.

Except as disclosed in the CIENA SEC Documents, since the CIENA Audit Date, there has been no event or set of circumstances that has resulted in or would be reasonably likely to result in a CIENA Material Adverse Effect. Except as disclosed in the CIENA SEC Documents or as set forth on Schedule 3.11, since the CIENA Audit Date, CIENA and each of its Subsidiaries has conducted its business in the ordinary course of business, and has not (a) paid any dividend or distribution in respect of, or redeemed or repurchased any of, its capital stock other than CIENA’s repurchase of unvested shares, at the original purchase price paid per share, from terminating employees or consultants; (b) incurred loss of, or significant injury to, any of the material Assets, whether as the result of any natural disaster, labor trouble, accident, other casualty, or otherwise; (c) incurred, or become subject to, any material liability (absolute or contingent, matured or unmatured, known or unknown), and knows of no basis for such liabilities, except current liabilities incurred in the ordinary course of business; (d) mortgaged, pledged or subjected to any Encumbrance any of its Assets; (e) sold, exchanged, transferred or otherwise disposed of any of its Assets except in the ordinary course of business, or canceled any debts or claims; (f) written down the value of any Assets or written off as uncollectible any accounts receivable, except write downs and write-offs in the ordinary course of business, none of which, individually or in the aggregate, are material; (g) entered into any transactions other than in the ordinary course of business; (h) made any change in any method of accounting or accounting practice; or (i) made any agreement to do any of the foregoing, other than negotiations with CIENA and its representatives regarding the transactions contemplated by this Agreement. Since the CIENA Audit Date, except as disclosed in the CIENA SEC Documents or set forth in Schedule 3.11, there has not been: (a) any change in the financial condition, assets, liabilities, personnel policies or practices, or contracts or business of CIENA or any of its Subsidiaries or in its relationships with suppliers, customers, licensors, licensees, distributors, lessors or others, except changes on the ordinary course of business (it being understood that CIENA has incurred losses from operations); (b) any increase in the compensation or benefits payable or to become payable by CIENA to any of the directors, officers, consultants or employees of CIENA, other than salary increases in connection with customary performance reviews and customary bonuses consistent with past practices; (c) any discharge or satisfaction of any Lien or payment of any liability or obligation other than current liabilities in the ordinary course of business; or (d) any agreement to do any of the foregoing, other than negotiations with CIENA and its representatives regarding the transactions contemplated by this Agreement.

SECTION 3.12.    Ownership and Condition of the Assets.

CIENA or a Subsidiary is the sole and exclusive legal and equitable owner of and has good and marketable title to the Assets it purports to own and such Assets are free and clear of all Encumbrances other than Permitted Encumbrances. No person or Government Entity has an option to purchase, right of first refusal or other similar right with respect to all or any part of such Assets other than in the ordinary course of business. All of the personal property of CIENA and each of its Subsidiaries is in good working order and repair, ordinary wear and tear excepted, and is suitable and adequate for the uses for which it is intended or is being used, except to an extent that would not have a CIENA Material Adverse Effect.

SECTION 3.13.    Material Contracts.

All of the Material Contracts of CIENA and its Subsidiaries that are required to be described in the CIENA SEC Documents or to be filed as exhibits thereto are described in the CIENA SEC Documents or filed as exhibits thereto and are in full force and effect in all material respects, except where the failure to be in full force and effect would not have, or reasonably be expected to result in, a CIENA Material Adverse Effect. Neither CIENA nor any of its Subsidiaries nor, to the knowledge of CIENA, any other party is in breach of or in default under any such Contract except for such breaches and defaults as individually or in the aggregate have not had and would not be reasonably likely to have a CIENA Material Adverse Effect. Neither CIENA nor any of its Subsidiaries is party to any agreement containing any provision or covenant limiting in any material respect the ability of CIENA or any of its Subsidiaries to (a) sell any products or services of or to any other person, (b) engage in any line of business or (c) compete with or to obtain products or services from any person or limiting the ability of any person to provide products or services to CIENA or any of its Subsidiaries. CIENA has delivered or made available to the Company all Material Contracts which would be required to be filed or incorporated by reference to as exhibits to an Annual Report on Form 10-K under the Exchange Act were such Report filed on the date hereof.

SECTION 3.14.    Environmental Matters.

CIENA and each of its Subsidiaries has complied in all material respects with all Environmental Laws. There are no pending or, to CIENA’s Knowledge, threatened, actions, suits, claims, legal proceedings or other proceedings against CIENA or any of its Subsidiaries based on any Environmental Laws, and neither CIENA nor any of its Subsidiaries has received any notice of any complaint, order, directs, citation, notice of responsibility, notice of potential responsibility, or information request from any Government Entity or any other person arising out of or attributable to: (i) the current or past presence at any part of the real property used or held by CIENA or any Subsidiary of Hazardous Materials (as defined below) or any substances that pose a hazard to human health or an impediment to working conditions; (ii) the current or past release or threatened release into the environment from the real property (including, without limitation, into any storm drain, sewer, septic system or publicly owned treatment works) used or held by CIENA or any Subsidiary of any Hazardous Materials or any substances that pose a hazard to human health or an impediment to working conditions; (iii) the off-site disposal of Hazardous Materials originating on or from the real property used or held by CIENA or any Subsidiary; (iv) any facility operations or procedures of CIENA or any of its Subsidiaries which do not conform to requirements of the Environmental Laws; or (v) any violation of Environmental Laws at any part of the real property used or held by CIENA or any Subsidiary or otherwise arising from CIENA’s or any of its Subsidiaries’ activities involving Hazardous Materials.

SECTION 3.15.    Compliance with Laws.

CIENA and each of its Subsidiaries is in compliance in all material respects with all Laws applicable to its Assets and its business and operations, including all Laws applicable to CIENA’s and each Subsidiary’s relationship with its employees.

SECTION 3.16.     Fairness Opinion.

CIENA’s Board of Directors has received an opinion from Morgan Stanley & Co. Incorporated dated as of the date hereof to the effect that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to CIENA.

SECTION 3.17.     Intellectual Property.

(a)     CIENA or one or more Subsidiaries has all right, title, interest and license rights necessary to use all trademarks, tradenames, service marks, trade secrets, know-how, copyrights, software and, to CIENA’s knowledge, patents, used in the business of CIENA and its Subsidiaries as currently conducted. Except as set forth on Schedule 3.17, there are no claims or demands against CIENA by any other Person or notice letters received by CIENA or any Subsidiary pertaining to any of such intellectual property rights and no material proceedings have been instituted, or are pending or to the Knowledge of CIENA, threatened, which challenge the rights of CIENA or any of its Subsidiaries in respect thereof, except as described in the CIENA SEC Documents. To the Knowledge of CIENA, CIENA or one or more Subsidiaries has the right to use, without infringing in any material respect the intellectual property rights of others, all customer lists, designs, manufacturing or other processes, computer software, systems, data compilations, research results and other information required for or incident to its products or its business as presently conducted.

(b)     Schedule 3.17(b) lists all material patents, patent applications, registered trademarks, trademark applications and registrations and registered copyrights owned or registered in the name of CIENA or any Subsidiary or used by CIENA or any Subsidiary in its business as currently conducted. All of such patents, patent applications, registered trademarks, trademark applications and registrations and registered copyrights, if any, have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights, or the corresponding offices of other jurisdictions, and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States and each such jurisdiction except as set forth on Schedule 3.17(b).

(c)     All material licenses or other agreements under which CIENA or any of its Subsidiaries is granted rights in intellectual property rights are listed on Schedule 3.17(c). All such licenses or other Agreements are in full force and effect, there is no material default by CIENA or any of its Subsidiaries or, to CIENA’s Knowledge, any party thereto. To the Knowledge of CIENA, the licensors under such licenses and other agreements have and had all requisite power and authority to grant the rights purported to be conferred thereby. True and complete copies of all such licenses or other Agreements, and any amendments thereto, have been made available to the Company.

(d)     All material licenses or other agreements under which CIENA or any of its Subsidiaries has granted rights to others in intellectual property rights owned or licensed by CIENA or any of its Subsidiaries are listed on Schedule 3.17(d).

All of such licenses or other agreements are in full force and effect, and there is no material default by CIENA or any of its Subsidiaries, or to CIENA’s Knowledge, by any party thereto. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been made available to the Company.

(e)     CIENA and each of its Subsidiaries has taken all reasonable steps it believes to be required in accordance with sound business practice to establish and preserve its ownership of all material copyright, trade secret and other proprietary rights with respect to its products and technology. CIENA and each of its Subsidiaries has required all professional and technical employees and independent contractors having access to valuable non-public information of CIENA and each of its Subsidiaries to execute agreements under which such persons are required to maintain the confidentiality of such information and appropriately restricting the use thereof. CIENA does not have Knowledge of any infringement by others of any intellectual property rights of CIENA or any of its Subsidiaries.

(f)     To the Knowledge of CIENA, except as set forth on Schedule 3.17(f), the present business, activities and products of CIENA and each of its Subsidiaries do not infringe any intellectual property rights of any other Person. Except as disclosed in Schedule 3.17(f), no proceeding charging CIENA or any of its Subsidiaries with infringement of any intellectual property rights has been filed or, to the Knowledge of CIENA, is threatened or likely to be filed. To the Knowledge of CIENA, except as disclosed in the CIENA SEC Documents, there exists no unexpired patent or patent application that includes claims that would be infringed by the products, activities or business of CIENA or any of its Subsidiaries. To the Knowledge of CIENA, neither CIENA nor any of its Subsidiaries is making any unauthorized use of any confidential information or trade secrets of any Person, including without limitation, any customer of CIENA or any Subsidiary, or any past or present employee of CIENA or any Subsidiary. Except for customer contracts in the ordinary course of business and confidentiality agreements by employees with former employers, neither CIENA nor any of its Subsidiaries nor, to the Knowledge of CIENA, any of its employees have any agreements or arrangements with any Persons other than CIENA related to confidential information or trade secrets of such Persons or restricting any such employee’s engagement in business activities of any nature. To CIENA’s Knowledge, the activities of its employees on behalf of CIENA and its Subsidiaries do not violate any such agreements or arrangements.

(g)     the knowledge of CIENA, none of the current officers and employees of CIENA or any Subsidiary has any issued patent or patent application pending for any device, process, design or invention of any kind used (currently or in the 12 months prior to the date hereof) by CIENA or any Subsidiary, or is intended to be used by CIENA or any Subsidiary or its successor in the future, which patent or patent application has not been assigned to CIENA or any Subsidiary, with such assignment duly recorded in the patent office of the relevant jurisdiction.

SECTION 3.18.     Taxes and Assessments.

Except as disclosed in Schedule 3.18, CIENA and each of its Subsidiaries has (i) filed all Tax Returns it was required to file and duly and timely paid all Taxes which have become due and payable by it, and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the payment of any Tax; (ii) received no written notice of, nor does CIENA have any Knowledge of, any notice of deficiency or assessment or proposed deficiency or assessment from any taxing Government Entity; (iii) no Knowledge of any audits pending and there are no outstanding agreements or waivers by CIENA or any Subsidiary that extend the statutory period of limitations applicable to any federal, state, local, or foreign tax returns or Taxes; and (iv) not entered into any discussions with any federal, state, local, or foreign authority with respect to any Tax asserted by such authority. The Tax Returns of CIENA and each of its Subsidiaries have never been audited by federal, state, local, or foreign authorities. There are no Liens on any property of CIENA or any Subsidiary that arose in connection with any failure (or alleged failure) to pay any material Tax when due. CIENA and each of its Subsidiaries has withheld from each payment made to any of its past or present employees, officers or directors, and to any non-residents, the amount of Taxes and other deductions required to be withheld therefrom and has paid the same (or set aside for timely payment) to the proper Tax or other receiving officers within the time required under applicable Laws. The Taxes of CIENA and each of its Subsidiaries (i) did not, as of the most recent CIENA Report that included financial statements exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the most recent CIENA Report (rather than any notes thereto) and (ii) do not exceed that reserve as adjusted for the passing of time through the Effective Time.

SECTION 3.19.     Disclosure.

CIENA has provided the Company with all applicable or relevant documents and information which the Company has requested in writing. True and complete copies of all documents listed in the Schedules to this Agreement have been made available or provided to the Company. The books of account, minute books, stock record books and other financial and corporate records of CIENA and each Subsidiary, all of which have been made available to the Company, are complete and correct and have been maintained in accordance with good business practices, including the maintenance of an adequate system of internal accounting controls, and such book and records are accurately reflected in the financial statements included in the CIENA SEC Documents. The minute books of CIENA and each Subsidiary contain accurate and complete records of all meetings held of, and corporate action by, the stockholders and the board of directors (and committees thereof) of CIENA and each Subsidiary, and no meeting of any such stockholders or board of directors (or committees thereof) has been held for which minutes have not been prepared and are not contained in such minute books.

SECTION 3.20.     Customers and Suppliers.

CIENA does not have Knowledge of (i) any termination or cancellation of (or any intent to terminate or cancel) the business relationship of CIENA or any Subsidiary with (y) any single customer or any group of affiliated customers who represented five percent (5%) or more of the consolidated revenues of the business of CIENA during the twelve months ended October 31, 2001, or (z) any single supplier or any group of affiliated suppliers who provided five percent (5%) or more of the requirements of the business of CIENA or any Subsidiary during the twelve months ended October 31, 2001, or (ii) any existing condition, state of facts or circumstances that to the Knowledge of CIENA will cause CIENA or any Subsidiary or any of such customers to terminate their relationships or for any prospective customers to refuse to consider a prospective relationship. To the Knowledge of CIENA, none of the business or prospective business of CIENA or any Subsidiary is in any manner dependent upon the making or receipt of any payments, discounts or other inducements to any officers, directors, employees, representatives or agents of any customer.

ARTICLE IV
ADDITIONAL REPRESENTATIONS AND WARRANTIES
OF CIENA WITH RESPECT TO MERGER SUB

CIENA further represents and warrants to the Company as follows:

SECTION 4.1.     Organization and Qualification.

If the Merger shall be structured as a reverse triangular merger pursuant to Section 1.1(d), Merger Sub will be a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with the requisite power and authority to own, lease and operate its Assets and properties, to carry on its business and to perform the terms of this Agreement and the transactions contemplated hereby. Merger Sub will be duly qualified to conduct its business, and is in good standing, in each jurisdiction where the ownership or leasing of its properties or the nature of its activities in connection with the conduct of its business makes such qualification necessary.

SECTION 4.2.     No Prior Activities.

Except for obligations incurred in connection with its incorporation or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Merger Sub will not incur any obligation or liability nor engage in any business or activity of any type or kind whatsoever or enter into any agreement or arrangement with any other Person. At the Effective Time, all of the outstanding capital stock of Merger Sub will be directly owned by CIENA.

ARTICLE V
CONDUCT PENDING CLOSING

SECTION 5.1.     Conduct of Business Pending Closing.

From the date hereof until the Closing, the Company and CIENA shall, and the Company shall cause each of its Subsidiaries to:

(i)     maintain its existence in good standing;

(ii)     maintain the character of its business and properties and conduct its business in the ordinary and usual manner consistent with past practices, except as expressly permitted by this Agreement;

(iii)     maintain business and accounting records consistent with past practices; and

(iv)     use its best efforts (a) to preserve its business intact, (b) to keep available to it the services of its present officers and employees, and (c) to preserve for it the goodwill of its suppliers, customers and others having business relations with it.

SECTION 5.2.     Prohibited Actions Pending Closing.

(a)     Unless approved by the Company in writing, from the date hereof until the Closing, CIENA shall not:

(i)     declare, set aside, or pay any dividends or make any other distributions (whether in cash, stock, equity securities or property) in respect to CIENA’s capital stock, except where (A) an adjustment is made to the exchange ratio in accordance with Section 1.6 or (B) the holders of Company Common Stock will otherwise receive an equivalent, proportional dividend or distribution (based on the Exchange Ratio, as adjusted pursuant to Section 1.6) in connection with the Merger as if they had been holders of CIENA Common Stock on the record date for such dividend or distribution;

(ii)     redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, except for repurchases of unvested shares in connection with the termination of any employee pursuant to stock options or purchase agreements, redemptions or purchases of CIENA Notes or Cyras Notes and tenders for outstanding stock options;

(iii)     acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other matter, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of CIENA or enter into any material joint venture, strategic relationships or alliances; provided, that CIENA shall not be prohibited under this clause (iii) from undertaking any of the activities described herein if the total consideration for such acquisition does not exceed 34 million shares of CIENA Common Stock; provided further, that if the consideration for such acquisition does not consist solely of CIENA Common Stock, an effective number of shares for purposes of this Section 5.2(a)(iii) shall be determined by dividing the consideration by the average of the closing prices for the CIENA Common Stock as reported on Nasdaq for the five trading days ending on the trading day prior to the day on which CIENA gives notice of the proposed acquisition to the Company;

(iv)     amend or otherwise change the CIENA Charter Documents unless such amendment or change would not materially affect the rights or privileges of the CIENA Common Stock; or

(v)     agree in writing or otherwise to take any of the actions described in Sections 5.2(a)(i) through (iv) above.

(b)     Unless otherwise provided for herein, or otherwise necessary in order to comply with the Company’s obligations hereunder, or approved by CIENA in writing, from the date hereof until the Closing, the Company and each of its Subsidiaries shall operate in the ordinary course of business and shall not:

(i)     amend or otherwise change the Company Certificate or the bylaws of the Company;

(ii)     issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to, any shares of its capital stock or any other of its securities, other than the issuance of stock upon the exercise of stock options and warrants outstanding on the date hereof, the issuance of stock pursuant to the ESPP and other than option grants in the amounts and to the persons identified on Schedule 5.2(b)(ii) hereto or option grants made to prospective employees of the Company in and amount not to exceed 10,000 for each individual employee and 100,000 in the aggregate with respect to all such prospective employees and, provided,however, if the Closing Date occurs on or after May 20, 2002, the Company may issue options to purchase shares of Company Common Stock (a) under the terms and conditions of its Offer to Exchange dated October 19, 2001 to certain employees who remain continuously employed by the Company through the grant date provided that the vesting provisions of such options are in accordance with the terms and conditions of the Offer to Exchange and (b) to the individuals and in the amounts listed on Schedule 5.9(k) provided the individual remains continuously employed by the Company through the grant date, subject to the terms and conditions described on Schedule 5.9(k);

(iii)     declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise with respect to any of its capital stock;

(iv)     reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock except for repurchases of unvested shares in connection with the termination of any employee pursuant to stock option or purchase agreements;

(v)     incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, except in the ordinary course of business, consistent with past practice;

(vi)     (x)     acquire (including, without limitation, by merger, consolidation, or acquisition of stock or Assets) any corporation, partnership, other business organization or any division thereof or any material amount of Assets;

(y)     enter into any contract or agreement other than in the ordinary course of business, consistent with past practice; or

(z)     authorize any capital commitment or capital lease which is in excess of $100,000 or authorize any capital expenditures which are, in the aggregate, in excess of $100,000 or are not included in the Company’s capital budget for 2002, a complete copy of which has been delivered to CIENA;

(vii)     mortgage, pledge or subject to Encumbrance, any of its material Assets or properties or agree to do so, other than in the ordinary course of business, consistent with past practice;

(viii)     enter into or agree to enter into any employment agreement (other than offer letters and letter agreements entered into in the ordinary course of business);

(ix)     increase the compensation payable or to become payable to its officers or employees, or grant any severance or termination pay to, or enter into any severance agreement with any director, officer or other employee of the Company, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any such director, officer or employee, except that (x) the Company may make reasonable salary increases in connection with the customary officer and employee performance review process and pay customary bonuses consistent with past practices, (y) the Company may make any amendments to existing employee benefit plans to the extent necessary to maintain their compliance with applicable Laws and (z) except as provided for in Section 5.2(b)(ii) herein;

(x)     except as required by GAAP, take any action to change in any respect its accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivables);

(xi)     make any Tax election or settle or compromise any federal, state, local or foreign income material Tax liability in excess of $50,000;

(xii)     settle or compromise any material pending or threatened suit, action or claim;

(xiii)     pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), including the purchase, amendment or discharge of any Notes, other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the latest balance sheet included in the Financial Statements provided to CIENA or subsequently incurred in the ordinary course of business and consistent with past practice;

(xiv)     sell, assign, transfer, license or sublicense (other than in the ordinary course of business and consistent with past practice), pledge or otherwise encumber any of the Intellectual Property Rights;

(xv)     initiate any litigation against any third party;

(xvi)     adopt any shareholder rights or similar plans; or

(xvii)     agree in writing or otherwise to take any of the actions described in Sections 5.2(b)(i) through (xvi) above.

SECTION 5.3.     Access; Documents; Supplemental Information.

(a)     From and after the date hereof until the Closing, and subject to the limitations of applicable Laws, each of CIENA and the Company shall afford, and, with respect to clause (ii) below, shall use its reasonable best efforts to cause its independent certified public accountants to afford, (i) to the officers, independent certified public accountants, counsel and other representatives the other party, upon reasonable notice, free and full access at all reasonable times to the properties, books and records, including its and its Subsidiaries’ tax returns filed and in preparation and the right to consult with its and its Subsidiaries’ officers, employees, accountants, counsel and other representatives in order that the other party may have full opportunity to make such investigations as it shall deem necessary of its and its Subsidiaries’ operations, properties, business, financial condition and prospects, (ii) to its independent certified public accountants, free and full access at all reasonable times to the work papers and other records of the independent accountants, and (iii) to the other party, such additional financial and operating data and other information as to its and its Subsidiaries’ properties, operations, business, financial condition and prospects as the other party shall from time to time reasonably require; provided that any information and documents received by the other party or its representatives (whether furnished before or after the date of this Agreement) shall be held in confidence in accordance with the confidentiality agreement by and between CIENA and the Company dated January 29, 2002 (the “Confidentiality Agreement”), which, except for Section 2(a), shall remain in full force and effect pursuant to the terms thereof as though the Confidentiality Agreement had been entered into by the parties on the date of this Agreement, notwithstanding the execution and delivery of this Agreement or the termination hereof; provided, that following a termination of this Agreement under Sections 7.3(b) or 7.4(b) due to an uncured breach of a covenant or agreement, the party terminating the Agreement will not be bound by Section 7 of the Confidentiality Agreement. Further, following termination of this Agreement for any reason, the terms of Section 7 of the Confidentiality Agreement will be deemed to apply to all employees of CIENA and the Company, respectively.

(b)     From the date of this Agreement through and including the Closing, each party will furnish to the other party copies of any notices, documents, requests, court papers, or other materials received from any governmental agency or any other third party with respect to the transactions contemplated by this Agreement unless, in the opinion of counsel to a party, such furnishing of documents would be inappropriate due to privilege or other legal issues.

SECTION 5.4.     No Solicitation.

The Company shall not, nor shall it authorize or permit any of its Affiliates or any officer, director, employee, investment banker, attorney or other adviser or representative of the Company or any of its Affiliates to (a) solicit, initiate, or intentionally encourage the submission of, any Acquisition Proposal (as hereinafter defined), (b) enter into any agreement with respect to any Acquisition Proposal or (c) participate in any discussions or negotiations regarding, or furnish to any Person any information for the purpose of facilitating the making of, or take any other action for the purpose of facilitating any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal other than the transactions contemplated hereby; provided, however, that nothing contained in this Agreement shall prevent the Company or its Board of Directors at any time prior to the time the Merger has been approved by the Company’s stockholders from: (a) furnishing information in response to an unsolicited request therefor by a Person who has delivered to the Board of Directors of the Company an unsolicited bona fide written Acquisition Proposal if the Board of Directors of Company receives from the Person so requesting such information an executed confidentiality agreement the terms of which are (without regard to the terms of the Acquisition Proposal) (i) no less favorable to the Company and (ii) no less restrictive on the Person requesting such information than those contained in the Confidentiality Agreement; or (b) participating in negotiations or discussions with a Person who has delivered to the Board of Directors of the Company an unsolicited bona fide written Acquisition Proposal; if, and only to the extent that, in each such case referred to in clause (a) or (b) above, (x) the Board of Directors of the Company determines in good faith (after receiving the advice of its financial advisor and outside legal counsel) that the Acquisition Proposal, if accepted, is reasonably likely to be consummated, (y) the Board of Directors of the Company determines in good faith (after receiving advice of its financial adviser) that the Acquisition Proposal would, if consummated, result in a transaction that is more favorable to the Company’s stockholders (with respect to financial terms and, if applicable, taking into account the strategic benefit and long-term value to stockholders of both the Merger Consideration in the proposed Merger and the consideration offered in the Acquisition Proposal) than the Merger (any Acquisition Proposal as to which such determinations are made being referred to in this Agreement as a “Superior Proposal”) and (z) the Board of Directors determines in good faith (after receiving advice of outside legal counsel that taking such action is required or necessary in order to fulfill its fiduciary duties to the Company’s stockholders under applicable law. Without limiting the foregoing, it is understood that any violation, of which the Company or any of its Affiliates had Knowledge at the time of such violation, of the restrictions set forth in the immediately preceding sentence by any officer, director, employee, investment banker, attorney, employee, or other adviser or representative of the Company or any of its Affiliates, whether or not such Person is purporting to act on behalf of the Company or any of its Affiliates or otherwise, shall be deemed to be a breach of this Section 5.4 by the Company and its Affiliates. Nothing in this Section 5.4 shall permit the Company to enter into any agreement, orally or in writing, with respect to an Acquisition Proposal (other than a confidentiality agreement or an agreement providing solely for the advance of funds to pay the termination fee and expenses provided for in Section 7.5) during the term of this Agreement. Nothing contained in this Agreement shall prevent the Company or its Board of Directors from complying with Rule 14d-9 and 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. The Company shall advise CIENA of any Acquisition Proposal as soon as practicable following receipt thereof (including all of the material terms thereof and the identity of the person making the Acquisition Proposal) and inquiries with respect to any Acquisition Proposal and shall keep CIENA informed as promptly as practicable in all material respects of the status of any discussions and Company Board actions regarding an Acquisition Proposal. “Acquisition Proposal” means any proposal for a merger or other business combination involving the acquisition of the Company by any Person other than CIENA or Merger Sub or any proposal or offer to acquire in any manner, directly or indirectly 10% or more of the equity securities, voting securities or Assets of the Company (except in connection with sales of products in the ordinary course of business). The Company will, and except as otherwise provided in this Agreement, will cause its Affiliates to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any Persons (other than CIENA and its representatives) conducted heretofore with respect to any Acquisition Proposal, and will not pursue, directly or indirectly, any Acquisition Proposal received on or prior to the date of this Agreement from any Person (other than CIENA and its representatives). The Company shall not release any third party from, or waive any provisions of, any confidentiality or standstill agreement relating to an Acquisition Proposal to which such party is a party.

SECTION 5.5.     Information Supplied.

Each of the Company and CIENA agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (a) the Registration Statement on Form S–4 to be filed with the SEC by CIENA in connection with the issuance of shares of CIENA Common Stock in the Merger (including the joint proxy statement and prospectus (the “Prospectus/Proxy Statement”) constituting a part thereof) (the “S-4 Registration Statement”) will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading, and (b) the Prospectus/Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the times of the meetings of stockholders of the Company and CIENA to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 5.6.     Stockholders Meetings.

(a)     Whether or not the Board of Directors of the Company shall take any action permitted by the third sentence of this Section 5.6(a), the Company shall cause a meeting of its stockholders (the “Company Stockholders Meeting”) to be duly called and held as soon as practicable after the date of this Agreement for the purpose of voting on the adoption of this Agreement. Subject to the next sentence of this Section 5.6(a), the Board of Directors of the Company shall (i) include in the Prospectus/Proxy Statement its recommendation in favor of adoption of the Merger Agreement (the “Company Board Recommendation”) and the written opinion of Goldman, Sachs & Co., dated the date of this Agreement, to the effect that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock (the “Company Fairness Opinion”) and (ii) so long as the Board of Directors of the Company continues to make the recommendation described in clause (i) of this sentence, use its reasonable best efforts to obtain the necessary vote in favor of the adoption of this Agreement by its stockholders. The Board of Directors of the Company shall not withdraw, amend, modify or qualify in a manner adverse to CIENA the Company Board Recommendation (or announce publicly its intention to do so), except that, prior to the receipt of the Company Requisite Vote, the Board of Directors of the Company shall be permitted to withdraw, amend, modify or materially qualify in a manner adverse to CIENA the Company Board Recommendation (or publicly announce its intention to do so) and fail to include the Company Fairness Opinion, following three Business Days’ prior notice to CIENA, but only if (A) the Company has complied in all material respects with this Agreement, including Section 5.4, and (B) after receiving advice of its outside legal counsel, the Company Board of Directors determines in good faith that it is required to withdraw, amend or modify the Company Board Recommendation in order to satisfy its fiduciary duties to the stockholders of the Company under applicable law.

(b)     Whether or not the Board of Directors of CIENA shall take any action permitted by the last sentence of this Section 5.6(b), CIENA shall cause a meeting of its stockholders (the “CIENA Stockholders Meeting”), to be called and held as soon as practicable after the date of this Agreement, for the purpose of voting upon the approval of the Merger. Subject to the next sentence of this Section 5.6(b), the Board of Directors of CIENA (i) shall include in the Prospectus/Proxy Statement its recommendation in favor of approval of the Merger (the “CIENA Board Recommendation”) and the written opinion of Morgan Stanley & Co. Incorporated, dated as of date hereof, to the effect that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to CIENA (the “CIENA Fairness Opinion”) and (ii) so long as the Board of Directors of CIENA continues to make the recommendation described in clause (i) of this sentence, shall use its reasonable best efforts to obtain the necessary vote in favor of the approval of the Merger by its stockholders. The Board of Directors of CIENA shall not withdraw, amend, modify or qualify in a manner adverse to the Company the CIENA Board Recommendation (or announce publicly its intention to do so) except that, prior to receipt of the CIENA Requisite Vote, the Board of Directors of CIENA shall be permitted to withdraw, amend, modify or materially qualify in a manner adverse to the Company the CIENA Board Recommendation (or publicly announce its intention to do so) and fail to include the CIENA Fairness Opinion following three Business Days’ prior notice to the Company but only if (i) CIENA has complied in all material respects with this Agreement, and (ii) after receiving advice of its outside legal counsel, the Board of Directors of CIENA determines in good faith that it is required to withdraw, amend or modify the CIENA Board Recommendation in order to satisfy its fiduciary duty to the stockholders of CIENA under applicable law.

SECTION 5.7.     Filings; Other Actions; Notification.

(a)     CIENA shall (with the cooperation of the Company) prepare and file with the SEC the S-4 Registration Statement as promptly as practicable. CIENA and the Company each shall use its reasonable best efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and promptly thereafter mail the Prospectus/Proxy Statement to the respective stockholders of each of Company and CIENA.

(b)     The Company and CIENA each shall from the date hereof until the Effective Time cooperate with the other and use its reasonable best efforts to cause to be done all things necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity, including filings under the Hart-Scott-Rodino Act, in order to consummate the Merger or any of the other transactions contemplated by this Agreement. CIENA will advise the Company promptly in respect of any understandings or arguments which it proposes to make or has made with applicable federal, state or foreign governmental bodies having jurisdiction over or rights of review with respect to antitrust law, in connection with the Merger, and CIENA and the Company shall use their reasonable best efforts to seek to resolve any objections to the Merger as may be asserted by a Governmental Entity under applicable laws. Notwithstanding, the foregoing, nothing herein shall require CIENA, in connection with the receipt of any regulatory approval, to agree to sell or divest any material assets or business or agree to restrict in any material way any business conducted by or proposed to be conducted by CIENA or to litigate or formally contest any proceeding relating to any regulatory approval process in connection with the Merger.

(c)     The Company and CIENA each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby.

(d)     The Company and CIENA each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, executive officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Prospectus/Proxy Statement, the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of CIENA, the Company or any of their respective Subsidiaries to any third party and/or any governmental entity in connection with the Merger and the transactions contemplated by this Agreement.

SECTION 5.8.     NASDAQ Listing.

As soon as practicable after the date hereof and in any event prior to the Effective Time, CIENA shall file a Notification of Additional Shares with NASDAQ regarding the shares of CIENA Common Stock to be issued in connection with the Merger, reserved for issuance under the Company Stock Plans and upon exercise of Assumed Options, the CIENA Replacement Options, the ESPP, the Overseas Options, the Notes and Company Warrants.

SECTION 5.9.     Company Stock Options; Company Warrants;
Company Notes.

(a)     Concurrent with the Effective Time, each stock option to purchase Company Common Stock (the “Company Stock Options”) which is outstanding immediately prior to the Effective Time pursuant to the Company’s Stock Plans in effect on the date hereof (each, a “Stock Plan”) shall together with each such Stock Plan, be assumed by CIENA and shall thereby be converted into an option (an “Assumed Option”) to purchase the number of shares of CIENA Common Stock (decreased to the nearest full share) determined by multiplying (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by (ii) the Exchange Ratio. The exercise price of each Company Stock Option shall also be adjusted by dividing and rounding up to the nearest whole cent (i) the exercise price for each share otherwise purchasable pursuant to each Company Option by (ii) the Exchange Ratio. Except for the foregoing adjustments and the Rights, all the terms and conditions in effect for each Assumed Option immediately prior to the Effective Time shall continue in effect following the assumption of such option in accordance with this Agreement. The Company agrees that it will not grant any stock appreciation rights or limited stock appreciation rights and will not permit cash payments to holders of Company Stock Options in lieu of the substitution therefor of Assumed Options. The Company shall take all actions necessary to assure that no acceleration of vesting of Assumed Options shall occur solely as a result of the Merger, except for the acceleration of options described on Schedule 5.9.

(b)     It is the intention of the parties that the Company Stock Options so assumed by CIENA shall qualify, immediately after the Effective Time, as “Incentive Stock Options” under Section 422 of the Code to the same extent those options qualified as such Incentive Stock Options immediately prior to the Effective Time. Accordingly, the adjustments provided herein with respect to any Company Stock Options that are Incentive Stock Options shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code.

(c)     CIENA shall take all corporate action necessary to reserve for issuance a sufficient number of shares of CIENA Common Stock for delivery upon the exercise of the Assumed Options. As soon as practicable after the Effective Time, CIENA shall deliver to the holders of Company Stock Options appropriate notices setting forth such holders’ rights pursuant to such Assumed Options and that such Assumed Options shall continue in effect on the same terms and conditions as the

Company Stock Options and the applicable Stock Plan (subject to the adjustment set forth in this Section 5.9).

(d)     As soon as practicable after the Effective Time, CIENA shall prepare and file with the SEC a registration statement on Form S–8 (or another appropriate form) registering a number of shares subject to the Assumed Options. Such registration statement shall be kept effective (and the current status of the prospectus required thereby hall be maintained in accordance with the relevant requirements of the Securities Act and the Exchange Act) at least for so long as any Assumed Options remain outstanding.

(e)     Concurrent with the Effective Time, each warrant to purchase Company Common Stock that is then outstanding and exercisable described in Schedule 2.3 (each, a “Company Warrant”), without any action on the part of the holder, shall be deemed assumed by CIENA and shall constitute a warrant to acquire, on the same terms and conditions as were applicable under such Company Warrant, a number of shares of CIENA Common Stock (decreased to the nearest whole share) calculated by multiplying (i) the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time by (ii) the Exchange Ratio, and exercisable at a price per share of CIENA Common Stock (rounded up to the nearest whole cent) equal to the exercise price per share pursuant to such Company Warrant immediately prior to the Effective Time divided by the Exchange Ratio. At or prior to the Effective Time, the Company shall make all arrangements necessary to be made prior to the Effective Time with respect to the Company Warrants to permit the assumption of the unexercised Company Warrants by CIENA pursuant to this Section 5.9(e).

(f)     Concurrent with the Effective Time, CIENA shall execute and deliver to the Trustee under the Notes one or more supplemental indentures as may be required under the Indenture under which the Notes are issued in order, among other things, to provide for the assumption of the Notes by CIENA and the convertibility of the Notes into CIENA Common Stock, in accordance with the terms thereof.

(g)     In the event that the Closing Date occurs on or prior to May 20, 2002, then in respect of any options which the Company was committed to issue to certain employees under the terms of its Offer to Exchange dated October 19, 2001 (the “Offer to Exchange”), CIENA will issue to the relevant employees who are continuously employed by the Company and CIENA through the relevant grant date CIENA options (the “CIENA Replacement Options”) in accordance with the terms and conditions of the Offer to Exchange in replacement for options to purchase shares of Company Common Stock that were tendered by employees who accepted the Offer to Exchange. The number of shares of CIENA Common Stock subject to each CIENA Replacement Option shall equal (rounded down to the nearest whole share) the product of (i) the number of shares of Company Common Stock subject to the cancelled option to which the CIENA Replacement Option relates and (ii) the Exchange Ratio, subject to adjustment for any split, recapitalization, or similar event. The exercise price of each CIENA Replacement Option shall be the fair market value of the CIENA Common Stock on the date of grant of the CIENA Replacement Option.

(h)     Each outstanding purchase right under the ESPP (each, an “Assumed Purchase Right”) shall be assumed by CIENA. Each Assumed Purchase Right shall continue to have, and be subject to, the terms and conditions set forth in the ESPP and the documents governing the Assumed Purchase Rights, except that the number of shares of CIENA Common Stock issuable upon exercise thereof shall equal the number of shares of Company Common Stock otherwise issuable upon exercise thereof multiplied by the Exchange Ratio and the purchase price of such shares of CIENA Common Stock on the Purchase Date (as defined in the ESPP) shall be the lower of (i) the quotient determined by dividing 85% of the fair market value per share of the Company Common Stock on the Offering Date (as defined in the ESPP) for such Purchase Period (as defined in the ESPP) by the Exchange Ratio and (ii) 85% of the fair marked value per share of CIENA Common Stock on the applicable Purchase Date (with the number of shares rounded down to the nearest whole share and the purchase price rounded up to the nearest whole cent).

(i)     As soon as practicable after the execution of this Agreement, the Company and CIENA shall confer and work together in good faith to agree upon mutually acceptable employee benefit and compensation arrangements.

(j)     To the extent that officers, directors and 10% stockholders of the Company who are currently required to report their beneficial ownership of equity securities of the Company pursuant to Section 16 of the Exchange Act will be required in the judgment of CIENA’s Board of Directors to report their beneficial ownership of equity securities of CIENA following the Effective Date under Section 16 of the Exchange Act, the Board of Directors of CIENA will adopt resolutions prior to the consummation of the Merger providing that the receipt of CIENA equity securities from CIENA as a consequence of the Merger and the related transactions contemplated hereby are intended to be exempt from liability pursuant to Section 16(b) of the Exchange Act and that the approval is intended to grant the exemption from Section 16(b) provided by Rule 16b-3(d) under the Exchange Act.

(k)     If the Closing Date occurs prior to May 20, 2002, on the date on which CIENA grants the CIENA Replacement Options, CIENA shall issue options to purchase CIENA Common Stock to each individual listed on Schedule 5.9(k) (the “Overseas Options”) and subject to the terms and conditions described on Schedule 5.9(k), provided that such individual has been continuously employed by the Company through the Closing Date.

SECTION 5.10.     Notification of Certain Matters.

The Company shall give prompt notice to CIENA, and CIENA shall give prompt notice to the Company, of the occurrence of any event which would be likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect; or (ii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied; or (iii) any failure of the Company or CIENA, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided that the delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect the remedies available to the party receiving such notice.

SECTION 5.11.     Reorganization.

Each of CIENA and the Company adopts this Agreement as a tax-free plan of reorganization and each shall use its reasonable best efforts to cause the business combination to be effected by the Merger to be qualified as a “reorganization” described in Section 368(a) of the Code. CIENA shall take no action following the Effective Time that would have the effect of causing the Merger to fail to so qualify.

SECTION 5.12.     Indemnification.

From and after the Effective Time for a period of six years, CIENA shall fulfill the obligations of the Company to indemnify each person who is or was a director or officer of the Company against losses such person may incur based upon matters existing or occurring prior to the Effective Time pursuant to any applicable indemnification agreements and any indemnification provision of the Company Certificate or its bylaws as each is in effect on the date hereof. For a period of six years after the Effective Time, CIENA will cause the Surviving Company to use commercially reasonable efforts to maintain in effect, if available, directors’ and officers’ liability insurance covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy on terms comparable to those applicable to the current directors and officers of the Company, provided that CIENA shall not be required to pay an annual premium therefor in excess of 200% of the last annual premium paid for the Company’s directors’ and officers’ liability insurance prior to the date of this Agreement but shall, in such event, maintain such coverage as can be purchased for such amount.

SECTION 5.13.     Actions by the Parties.

Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto will use its reasonable best efforts to take or cause to be taken all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable law and regulations to consummate and make effective in the most expeditious manner practicable, the transactions contemplated by this Agreement including (i) the obtaining of all necessary actions and non-actions, waivers and consents, if any, from any governmental agency or authority and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any governmental agency or authority; (ii) the obtaining of all necessary consents, approvals or waivers from any other Person; (iii) the defending of any claim, investigation, action, suit or other legal proceeding, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and (iv) the execution of additional instruments necessary to consummate the transactions contemplated by this Agreement. Each party will promptly consult with the other and provide necessary information (including copies thereof) with respect to all filings made by such party with the any agency or authority in connection with this Agreement and the transactions contemplated hereby.

ARTICLE VI
CONDITIONS PRECEDENT

SECTION 6.1.     Conditions Precedent to Each Party’s Obligation to Effect the Merger.

The respective obligations of each party hereto to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date of the following conditions:

(a)     Stockholder Approvals.     The Merger shall have been duly approved by holders of Shares constituting the Company Requisite Vote and by holders of CIENA Common Stock constituting the CIENA Requisite Vote.

(b)     Regulatory Consents.     The waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Act and Applicable Foreign Competition Laws, where a filing and waiting period are required prior to consummation of the Merger, shall have expired or been terminated. Other than the filing provided for in Section 1.1(b), all other notices, reports and other filings required to be made prior to the Effective Time by the Company or CIENA or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or CIENA or any of their respective Subsidiaries from, any governmental entity (collectively, “Governmental Consents”), in connection with the execution and delivery of this Agreement, and the consummation of the Merger and the other transactions contemplated by this Agreement shall have been made or obtained, except where the failure to make any such filings or obtain any such Governmental Consents would not have a material adverse effect on CIENA, the Company and their respective Subsidiaries in all jurisdictions requiring such filings or Governmental Consents in the event such filings are not made or such Consents are not obtained.

(c)     Litigation.     No court or governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an “Order”) and no governmental entity shall have instituted any proceeding which continues to be pending seeking any such Order.

(d)     S-4.     The S-4 Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued, and no proceeding for that purpose shall have been initiated or be threatened, by the SEC.

SECTION 6.2.     Conditions Precedent to Obligations of CIENA.

The obligations of CIENA to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions precedent:

(a)     Performance of Obligations; Representations and Warranties.     The Company shall have performed in all material respects and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing. The Company’s representations and warranties contained in Section 2.3 of this Agreement shall be true and correct in all material respects as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing, except for changes permitted by this Agreement, and each of the Company’s representations and warranties in each other Section of Article II of this Agreement shall be true and correct in all respects as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing except for changes permitted by this Agreement and except where the failure of such representation and warranty to be true and correct in all respects would not have or would not be reasonably likely to result in a Company Material Adverse Effect, provided that any such representation and warranty which is itself qualified as to materiality shall not be deemed so qualified for purposes of this condition and any representation and warranty that addresses matters only as of a certain date shall be true and correct as of that certain date. CIENA shall have received a certificate dated the Closing Date and signed by the Chairman, President or a Vice-President of the Company, certifying that, the conditions specified in this Section 6.2(a) have been satisfied.

(b)     No Company Material Adverse Effect.     There shall have occurred no effects, events, occurrences, developments or changes that have had or are reasonably likely to have a Company Material Adverse Effect.

(c)     Consents.     The Company shall have received consents or waivers, in form and substance reasonably satisfactory to CIENA, from the other parties to the contracts, leases or agreements to which the Company is a party, which are required by their terms to be obtained for such contracts, leases or agreements to remain in effect following Closing, and which are set forth on Schedule 6.2(c), except where the failure to receive such consents or waivers would not reasonably be likely, individually or in the aggregate, to have a Company Material Adverse Effect.

(d)     Tax Opinion.     CIENA shall have received the opinion of Hogan & Hartson L.L.P., counsel to CIENA, dated the Closing Date, to the effect that the Merger will qualify as a reorganization under Section 368(a) of the Code. In rendering such opinion, Hogan & Hartson L.L.P. shall require delivery of and rely upon representation letters delivered by CIENA and the Company in customary form.

(e)     Affiliate Letters.     CIENA shall have received executed letters in the form attached hereto as Exhibit B from each director and executive officer of the Company (collectively, the “Affiliate Letters”) and each such Affiliate Letter shall remain in effect as of the Closing Date.

(f)     Stockholder Agreements.     CIENA shall have received executed Stockholder Agreements in the form attached as Exhibit A from each stockholder or optionholder who is also an officer or director of the Company or affiliated with such Person and each such Stockholder Agreement shall remain in effect as of the Closing Date.

SECTION 6.3.     Conditions Precedent to the Company’s Obligations.

The obligations of the Company to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions precedent:

(a)     Performance of Obligations; Representations and Warranties.     CIENA shall have performed in all material respects and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing. CIENA’s representations and warranties contained in Section 3.9 of this Agreement shall be true and correct in all material respects as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing, except for changes permitted by this Agreement, and each of the representations and warranties of CIENA contained in each other section of Articles III and IV of this Agreement shall be true and correct in all respects as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing except for changes permitted by this Agreement and except where the failure of such representation and warranty to be true and correct in all respects would not have and would not be reasonably likely to result in a CIENA Material Adverse Effect, provided that any such representation and warranty which is itself qualified as to materiality shall not be deemed so qualified for purposes of this condition and any representation and warranty that addresses matters only as of a certain date shall be true and correct as of that certain date. The Company shall have received certificates dated the Closing Date and signed by the Chairman, President or a Senior Vice-President of CIENA, certifying that the conditions specified in this Section 6.3(a) have been satisfied.

(b)     Tax Opinion.     The Company shall have received an opinion of Fenwick & West, LLP, counsel to the Company, dated the Closing Date to the effect that the Merger will qualify as a reorganization under Section 368(a) of the Code. In rendering such opinion, Fenwick & West LLP, may require delivery of and rely upon representation letters delivered by CIENA and the Company in customary form.

(c)     No CIENA Material Adverse Effect.     There shall have occurred no effects, events, occurrences, developments or changes that have had or are reasonably likely to have a CIENA Material Adverse Effect.

ARTICLE VII
TERMINATION

SECTION 7.1.     Termination by Mutual Consent.

This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company and CIENA referred to in Section 6.1(a), by mutual written consent of the Company and CIENA by action of their respective Boards of Directors.

SECTION 7.2.     Termination by Either CIENA or the Company.

This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either CIENA or the Company if (a) the Merger shall not have been consummated by September 30, 2002, whether such date is before or after the date of approval by the stockholders of the Company or CIENA (the “Termination Date”); (b) the approval of the Company’s stockholders required by Section 6.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof; (c) the approval of CIENA’s stockholders required by Section 6.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof; or (d) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable; provided, that the right to terminate this Agreement pursuant to clause (a), (b) or (c) above shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have caused the occurrence of the failure of the Merger to be consummated or the stockholder approval to be obtained.

SECTION 7.3.     Termination by the Company.

This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of the Company:

(a)     at any time prior to the approval by Company stockholders referred to in Section 6.1(a), if (i) the Company is not in material breach of any of the terms of this Agreement, (ii) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies CIENA in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (iii) CIENA does not make, within five business days of receipt of the Company’s written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Board of Directors of the Company determines, in good faith after consultation with its outside legal counsel and its financial advisors, is at least as favorable to the stockholders of the Company as the Superior Proposal taking into account the financial terms or, if applicable, the strategic benefit and long-term value to stockholders of each of the revised Merger Consideration and the Superior Proposal, and (iv) the Company prior to such termination pays to CIENA in immediately available funds the fees and expenses required to be paid pursuant to Section 7.5. The Company agrees (A) that it will not enter into a binding agreement referred to in clause (ii) above until at least the sixth business day after it has provided the notice to CIENA required thereby and (B) to notify CIENA promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification;

(b)     if CIENA or its Board of Directors shall have (i) withdrawn, modified or amended in any respect adverse to the Company its recommendation to stockholders in favor of the Merger or failed to reconfirm its recommendation of this Agreement or the Merger within five Business Days after a written request by the Company to do so (“Change in CIENA Board Recommendation”), (ii) failed as promptly as practicable after the Form S-4 is declared effective to mail the Prospectus/Proxy Statement to its stockholders, unless such failure was caused by the actions or inactions of the Company or its representatives, or failed to include in the Prospectus/Proxy Statement the CIENA Board Recommendation (iii) approved, publicly recommended or entered into an agreement with respect to, or consummated, or adopted a resolution to approve, publicly recommend, enter into an agreement with respect to, or consummate, any proposal for a merger or other business combination as a result of which CIENA would be acquired by any third party or any proposal or offer to acquire in any manner, directly or indirectly, 10% or more of the equity securities, voting securities or Assets of CIENA (except in connection with sales of products in the ordinary course of business) that is explicitly conditioned, directly or indirectly, upon either termination of this Agreement or failure to obtain the approval of the Merger by the stockholders of CIENA, or (iv) in response to the commencement of any tender offer or exchange offer for outstanding CIENA Common Stock by a person unaffiliated with the Company that is explicitly conditioned, directly or indirectly, upon either termination of this Agreement or failure to obtain the approval of the Merger by the CIENA stockholders, not publicly recommended rejection of such tender offer or exchange offer within ten Business Days after the commencement thereof (as such term is defined in Rule 14d-2 under the Exchange Act); or

(c)     at any time prior to the Effective Time, if there is a material breach by CIENA of any representation, warranty, covenant or agreement made by it contained in this Agreement or if any representation or warranty made by CIENA shall have become materially untrue, in either case such that the conditions set forth in Section 6.3(a) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in CIENA’s representations and warranties or breach by CIENA is curable by CIENA through the exercise of its commercially reasonable efforts, the Company may not terminate this Agreement under this Section 7.3(c) for 30 days after delivery of written notice from the Company to CIENA of such breach, provided that CIENA continues to exercise commercially reasonably efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this paragraph (c) if such breach is cured during such 30-day period).

SECTION 7.4.     Termination by CIENA.

This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of CIENA referred to in Section 6.1(a), by action of the Board of Directors of CIENA:

(a)     if the Company or its Board of Directors shall have (i) withdrawn, modified or amended in any respect adverse to CIENA its recommendation of the adoption of this Agreement or failed to reconfirm its recommendation of this Agreement or the Merger within five Business Days after a written request by CIENA to do so (“Change in Company Board Recommendation”), (ii) failed as promptly as practicable after the Form S-4 is declared effective to mail the Prospectus/ Proxy Statement to its stockholders, unless such failure was caused by the actions or inactions of CIENA or its representatives, or failed to include in such Prospectus/ Proxy Statement the Company Board Recommendation, (iii) approved, publicly recommended or entered into an agreement with respect to, or consummated, or adopted a resolution to approve, publicly recommend, enter into an agreement with respect to, or consummate, any Acquisition Proposal from a person other than CIENA or any of its affiliates, (iv) in response to the commencement of any tender offer or exchange offer for outstanding Company Common Stock by a person unaffiliated with CIENA, not publicly recommended rejection of such tender offer or exchange offer within ten Business Days after the commencement thereof (as such term is defined in Rule 14d-2 under the Exchange Act); or

(b)     at any time prior to the Effective Time, if there is a material breach by the Company of any representation, warranty, covenant or agreement made by it contained in this Agreement or if any representation or warranty made by the Company shall have become materially untrue, in either case such that the conditions set forth in Section 6.2(a) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become materially untrue, provided, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company through the exercise of its commercially reasonable efforts, CIENA may not terminate this Agreement under this Section 7.4(b) for 30 days after delivery of written notice from CIENA to the Company of such breach, provided that the Company continues to exercise commercially reasonably efforts to cure such breach (it being understood that CIENA may not terminate this Agreement pursuant to this paragraph (b) if such breach is cured during such 30-day period).

SECTION 7.5.     Effect of Termination and Abandonment.

(a)     In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, this Agreement (other than as set forth in this Section 7.5 and Section 8.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement.

(b)     In the event that this Agreement is terminated (i) by the Company pursuant to Section 7.3(a) or (ii) by CIENA pursuant to Section 7.4(a), then the Company shall (x) promptly, but in no event later than the earlier of the date of such termination or date of entrance into an agreement concerning an Acquisition Proposal or such earlier time as required by this Agreement, pay to CIENA a termination fee of $36.7 million payable by wire transfer of same day funds and (y) in no event later than two Business Days after CIENA shall have requested payment of its expenses incurred in connection with the transactions contemplated hereby, pay to CIENA the amount of such expenses up to a maximum of $2 million payable by wire transfer of same day funds. Notwithstanding the foregoing, except as provided in Section 7.5(c) below, the Company shall have no obligation to pay the amounts specified in this paragraph (b) if the Agreement is terminated by CIENA pursuant to Section 7.4(a)(i), and the proximate reason for the Change in Company Board Recommendation is a development or combination of developments relating solely to CIENA that has resulted in or is reasonably likely to result in a CIENA Material Adverse Effect.

(c)     In the event that this Agreement is terminated pursuant to clause (b) of Section 7.2, or pursuant to Section 7.4(a)(i) in a circumstance where no termination fee would otherwise be payable pursuant to the last sentence of Section 7.5(b), and prior to, or at the time of, the Company Stockholders Meeting or Change in Company Board Recommendation referred to therein any Person (a “Potential Company Acquiror”) shall have made an Acquisition Proposal to the Company or any of its Subsidiaries or any of its stockholders that is then publicly known or shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its Subsidiaries and, if within 12 months of such termination, the Company enters into an agreement concerning a transaction that constitutes an Acquisition Proposal made by the Potential Company Acquiror, the Company shall (x) at the time of entering into such agreement, pay to CIENA a fee of $36.7 million payable by wire transfer of same day funds and (y) in no event later than two business days after CIENA shall have requested payment of its expenses incurred in connection with the transactions contemplated hereby, pay to CIENA the amount of such expenses up to a maximum of $2 million payable by wire transfer of same day funds.

(d)     In the event this Agreement is terminated by the Company pursuant to Section 7.3(b), then CIENA shall (x) promptly, but in no event later than the first Business Day following the date it receives notice of such termination, pay to Company a termination fee of $36.7 million payable by wire transfer of same day funds and (y) in no event later than two Business Days after the Company shall have requested payment of its expenses incurred in connection with the transactions contemplated hereby, pay to the Company the amount of such expenses up to a maximum of $2 million payable by wire transfer of same day funds. Notwithstanding the foregoing, CIENA shall have no obligation to pay the amounts specified in this paragraph (d) if the Agreement is terminated by the Company pursuant to Section 7.3(b)(i), and the proximate reason for the Change in CIENA Board Recommendation is a development or combination of developments relating solely to the Company that has resulted in or is reasonably likely to result in a Company Material Adverse Effect.

(e)     In the event that this Agreement is terminated pursuant to clause (c) of Section 7.2, or pursuant to Section 7.3(b), and prior to, or at the time of, the CIENA Stockholders Meeting or Change in CIENA Board Recommendation referred to therein any Person (a “Potential CIENA Acquiror”) shall have made a CIENA Acquisition Proposal to CIENA or any of its Subsidiaries or any of its stockholders that is then publicly known or shall have publicly announced an intention to make a CIENA Acquisition Proposal with respect to CIENA or any of its Subsidiaries, (but, in the case of a termination if there has been no Change in CIENA Board Recommendation, only if such CIENA Acquisition Proposal is explicitly conditioned, directly or indirectly, upon either the termination of this Agreement or failure to obtain approval of the Merger by the stockholders of CIENA), and, if within 12 months of such termination, CIENA enters into an agreement concerning a transaction that constitutes a CIENA Acquisition Proposal with the Potential CIENA Acquiror, CIENA shall (x) at the time of entering into such agreement, pay to the Company a fee of $87.2 million less, if applicable, the amount previously paid pursuant to Section 7.5(d), payable by wire transfer of same day funds and (y) in no event later than two Business Days after the Company shall have requested payment of its expenses incurred in connection with the transactions contemplated hereby, pay to the Company the amount of such expenses up to a maximum of $2 million payable by wire transfer of same day funds. For such purposes “CIENA Acquisition Proposal” means any proposal for a merger or other business combination as a result of which CIENA would be acquired by any third party or any proposal or offer to acquire in any manner, directly or indirectly 10% or more of the equity securities, voting securities or Assets of CIENA (except in connection with sales of products in the ordinary course of business).

(f)     The Company and CIENA each acknowledge that the agreements contained in Sections 7.5(b), (c) and (d) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company, and CIENA would not enter into this Agreement; accordingly, if any party fails to promptly pay the amounts due pursuant to Section 7.5(b),Section 7.5(c) or Section 7.5(d), and, in order to obtain such payment, the other party commences a suit which results in a judgment against the defaulting party for the fees set forth in this Section 7.5, the defaulting party shall pay to the other party its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest from the date of termination of this Agreement on the amounts owed at the prime rate of First Union National Bank of Maryland in effect from time to time during such period plus two percent.

ARTICLE VIII
MISCELLANEOUS AND GENERAL

SECTION 8.1.     Survival.

This Article VIII and the agreements of the Company and CIENA contained in Section 5.9 (Company Stock Options; Company Warrants; Company Notes), Section 5.11 (Reorganization) and Section 5.12 (Indemnification) shall survive the consummation of the Merger. This Article VIII and the agreements of the Company and CIENA contained in the provisions of Section 5.3(Access; Documents; Supplemental Information) regarding the Confidentiality Agreement, Section 8.2 (Expenses), and Section 7.5 (Effect of Termination and Abandonment) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

SECTION 8.2.    Expenses.

Regardless of whether or not the transactions contemplated hereby have been consummated at the Closing, each party hereto shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby, subject to the provisions of Section 7.5.

SECTION 8.3.    Press Releases.

The parties shall issue a joint initial press release announcing the execution of this Agreement as may be mutually agreed. Thereafter, the parties will cooperate with one another in public communications made in connection with the Merger. Unless required by applicable law neither party shall issue any press release or otherwise make public any information with respect to this Agreement or the transactions contemplated hereby, prior to the Closing, without the prior consent of the other, and in any event no such public disclosure shall be made without first delivering a copy thereof to the other party prior to release.

SECTION 8.4.    Contents of Agreement; Parties in Interest; Etc.

This Agreement, the Schedules and Exhibits hereto and the agreements referred to or contemplated herein and the Confidentiality Agreement set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and, except as set forth in this Agreement, such other agreements and the Exhibits hereto and the Confidentiality Agreement, there are no representations or warranties, express or implied, made by any party to this Agreement with respect to the subject matter of this Agreement and the Confidentiality Agreement. Except for the matters set forth in the Confidentiality Agreement, as modified, as appropriate by this Agreement, any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement and the agreements referred to or contemplated herein.

SECTION 8.5.    Assignment and Binding Effect.

This Agreement may not be assigned by either party hereto without the prior written consent of the other party; provided that CIENA may assign its rights and obligations under this Agreement to any directly or indirectly wholly-owned Subsidiary of CIENA, upon written notice to the Company if the assignee shall assume the obligations of CIENA hereunder and CIENA shall remain liable for its obligations hereunder, and as provided in Section 1.1(d). All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

SECTION 8.6    Definitions.

As used in this Agreement the terms set forth below shall have the following meanings:

(a)    “Affiliate” of a Person means any other Person who directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such Person. “Control” means the possession of the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

(b)    “Applicable Foreign Competition Laws” shall mean Laws of any foreign governmental body that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade and are applicable to the Merger.

(c)    “Assets” means assets of every kind and everything that is or may be available for the payment of liabilities (whether inchoate, tangible or intangible), including, without limitation, real and personal property but excluding Intellectual Property Rights.

(d)    “Business Day” means a day other than Saturday or Sunday or a day on which banks are required or authorized to close in the State of California, Maryland or Delaware.

(e)    “CIENA Material Adverse Effect” means a material adverse effect on the business, financial condition, assets, liabilities or results of operations of CIENA and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be taken into account when determining whether there has been, or will be, a CIENA Material Adverse Effect: (a) any failure by CIENA to meet analysts’ published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement; (b) any adverse change resulting from the announcement or pendency of the Merger, including a decline in the trading price of CIENA’s Common Stock; (c) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting generally the industry in which CIENA participates, the U.S. economy as a whole or foreign economies in any locations where CIENA has material operations or sales or customers, provided that this exception is not applicable to any such adverse change, effect, event, occurrence, state of facts or development that has a materially disproportionate impact on CIENA or (d) any matter referred to on Schedule 8.6.

(f)    “Code” shall mean the Internal Revenue Code of 1986, as amended.

(g)    “Company Material Adverse Effect” means a material adverse effect on the business, financial condition, Assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be taken into account when determining whether there has been, or will be, a Company Material Adverse Effect: (a) any failure by Company to meet analysts’ published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement; (b) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting generally the industry in which the Company participates, the U.S. economy as a whole or foreign economies in any locations where the Company has material operations or sales or customers, provided that this exception is not applicable to any such adverse change, effect, event, occurrence, state of facts or development that has a materially disproportionate impact on the Company; (c) any adverse change resulting from the announcement or pendency of the Merger, including a decline in the trading price of the Company Common Stock or (d) any matter referred to on Schedule 8.6.

(h)    “Encumbrances” means Liens, security interests, deeds of trust, encroachments, reservations, orders of Governmental Entities, decrees, judgments, contract rights, claims or equity of any kind.

(i)    “Environmental Laws” shall mean all applicable federal, state, local or foreign laws, rules and regulations, orders, decrees, judgments, permits, filings and licenses relating (i) to protection and clean-up of the environment and activities or conditions related thereto, including those relating to the generation, handling, disposal, transportation or release of Hazardous Materials and (ii) the health or safety of employees in the workplace environment, all as amended from time to time, and shall also include any common law theory based on nuisance, trespass, negligence or other tortious conduct.

(j)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

(k)    “Exchange Agent” shall mean a bank or trust company designated as the exchange agent by CIENA.

(l)    “Governmental Entity” means any United States or other national, state, municipal or local government, domestic or foreign, any subdivision, agency, entity, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

(m)    “Hazardous Materials” shall mean any and all hazardous and toxic substances, wastes or materials, any pollutants, contaminants, or dangerous materials (including, but not limited to, polychlorinated biphenyls, PCBs, friable asbestos, volatile and semi-volatile organic compounds, oil, petroleum products and fractions, and any materials which include hazardous constituents or become hazardous, toxic, or dangerous when their composition or state is changed), or any other similar substances or materials which are included under or regulated by any Environmental Laws.

(n)    “Knowledge of the Company,” “Knowledge of CIENA,” “CIENA’s Knowledge” or “Company’s Knowledge” shall mean the actual knowledge of any of the directors and executive officers of the Company or CIENA, as the case may be, as those terms are defined in Section 3(a)(7) of, and Rule 3b-7 under, the Exchange Act, respectively.

(o)    “Laws” means all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, determinations, writs, injunctions, awards (including, without limitation, awards of any arbitrator), judgments and decrees applicable to the specified persons or entities.

(p)    “Liability” shall mean any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or about to become due), including any liability for Taxes.

(q)    “Liens” shall mean any mortgage, pledge, lien, security interest, conditional or installment sale agreement, encumbrance, charge or other claims of third parties of any kind.

(r)    “Permitted Encumbrances” shall mean (i) Liens for Taxes not yet due or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with applicable generally accepted accounting principles; (ii) such minor encumbrances, easements or reservations of, or rights of others for, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning restrictions as to the use of real properties, which do not materially interfere with the use, occupation and enjoyment of the property subject to the Lien by and in connection with the applicable business; (iii) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; and (iv) Liens in favor of customs authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods to the extent accred on the relevant Financial Statements.

(s)    “Person” shall mean any individual, corporation, partnership, limited partnership, limited liability company, trust, association or entity or government agency or authority.

(t)    “Subsidiary” means any corporation, partnership, joint venture or other entity in which the Company or CIENA, as the context requires, (a) owns, directly or indirectly, 50% or more of the outstanding voting securities or equity interests or (b) is a general partner.

(u)    “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) shall mean any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority.

(v)    “Tax Return” shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

SECTION 8.7.    Notices.

Any notice, request, demand, waiver, consent, approval, or other communication which is required or permitted to be given to any party hereunder shall be in writing and shall be deemed given only if delivered to the party personally or sent to the party by facsimile transmission (receipt confirmed, promptly followed by a hard-copy delivered in accordance with this Section 8.7) or by registered or certified mail (return receipt requested), or by overnight courier or delivery service, with postage and registration or certification fees thereon prepaid, addressed to the party at its address set forth below:

If to CIENA:

CIENA Corporation
1201 Winterson Road
Linthicum, Maryland 21090
Attention: General Counsel
Fax: 410.981.7414

with a copy to:

Hogan & Hartson L.L.P.
111 South Calvert Street, 16th Floor
Baltimore, Maryland 21202
Attention: Michael J. Silver
Fax: 410.539.6981

If to the Company:

ONI Systems Corp.
5965 Silver Creek Valley Road
San Jose, California 95138 Attention: General Counsel
Fax: 408.965.2660

with a copy to:

Fenwick & West LLP
Two Palo Alto Square
Palo Alto, California 94306
Attention: Richard L. Dickson
Fax: 650.494.1417

or to such other address or Person as any party may have specified in a notice duly given to the other party as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date delivered (in the case of delivery by facsimile transmission, as of the time of an electronic confirmation of receipt).

SECTION 8.8.    Amendment.

This Agreement may be amended, modified or supplemented at any time prior to the Effective Time by mutual agreement of the respective Boards of Directors of the Company and CIENA, except as provided in Section 251(d) of the DGCL. Any amendment, modification or revision of this Agreement and any waiver of compliance or consent with respect hereto shall be effective only if in a written instrument executed by the parties hereto.

SECTION 8.9.    Governing Law.

This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Delaware as applied to contracts made and fully performed in such state, but without regard to the conflict of laws principles thereof.

SECTION 8.10.    No Benefit to Others.

The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto, and their respective successors and assigns, and they shall not be construed as conferring, and are not intended to confer, any rights on any other Person except for the rights provided for in Article I and Sections 5.9 and5.12.

SECTION 8.11.    Severability.

If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of the Agreement shall remain in full force and effect. Upon such determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the parties to the fullest extent permitted by applicable law.

SECTION 8.12.    Section Headings.

All section headings are for convenience only and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 8.13.    Schedules and Exhibits.

All Schedules and Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement.

SECTION 8.14.    Extensions.

At any time prior to the Effective Time, CIENA, on the one hand, and the Company on the other may by corporate action, extend the time for compliance by or waive performance of any representation, warranty, condition or obligation of the other party subject to the provisions of Section 8.8 regarding the manner of waiver.

SECTION 8.15.    Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and the Company and CIENA may become a party hereto by executing a counterpart hereof. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

Agreement and Plan of Merger
by and between CIENA Corporation,
and ONI Systems Corp.
Signature Page

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed this Agreement and Plan of Merger as of the date first above written.

CIENA CORPORATION

By:	/s/ Gary B. Smith
Name: Title:	Gary B. Smith President and Chief Executive Officer

ONI SYSTEMS CORP.

By:	/s/ Hugh C. Martin
Name: Title:	Hugh C. Martin President and Chief Executive Officer

GLOSSARY OF DEFINED TERMS

Defined Term	Location of Definition
Acquisition Proposal	Section 5.4
Affiliate	Section 8.6
Affiliate Letters	Section 6.2
Agreement	Preamble
Applicable Foreign Competition Laws	Section 8.6
Assets	Section 8.6
Assumed Option	Section 5.9
Assumed Purchase Right	Section 5.9
Business Day	Section 8.6
Certificates	Section 1.7
Change in CIENA Board Recommendation	Section 7.3
Change in Company Board Recommendation	Section 7.3
CIENA	Preamble
CIENA Audit Date	Section 3.7
CIENA Board Recommendation	Section 5.6
CIENA Certificate	Section 1.2
CIENA Charter Documents	Section 3.2
CIENA Common Stock	Section 1.5
CIENA Fairness Opinion	Section 5.6
CIENA Material Adverse Effect	Section 8.6
CIENA Notes	Section 3.3
CIENA Option Plans	Section 3.9
CIENA Replacement Options	Section 5.9
CIENA Requisite Vote	Section 3.3
CIENA SEC Documents	Section 3.7
CIENA Stock Plans	Section 3.9
CIENA Stockholders Meeting	Section 5.6
Closing	Section 1.1
Closing Date	Section 1.1
Code	Section 8.6
Company	Preamble
Company Audit Date	Section 2.6
Company Benefit Plans	Section 2.17
Company Board Recommendation	Section 5.6
Company Certificate	Section 2.5
Company Common Stock	Section 1.5
Company Fairness Opinion	Section 5.6
Company Material Adverse Effect	Section 8.6
Company Option Plans	Section 2.3
Company Reports	Section 2.6
Company Requisite Vote	Section 2.4
Company Stock Options	Section 5.9

Defined Term	Location of Definition
Company Stock Plans	Section 2.3
Company Stockholders Meeting	Section 5.6
Company Warrant	Section 5.9
Confidentiality Agreement	Section 5.3
Cyras Notes	Section 3.9
DGCL	Recitals
Effective Time	Section 1.1
Encumbrances	Section 8.6
Environmental Laws	Section 8.6
ERISA	Section 8.6
Exchange Act	Section 2.5
Exchange Agent	Section 8.6
Exchange Fund	Section 1.7
Exchange Ratio	Section 1.5
GAAP	Section 2.6
Governmental Consents	Section 6.1
Governmental Entity	Section 8.6
Hart-Scott-Rodino Act	Section 2.5
Hazardous Materials	Section 8.6
Intellectual Property Rights	Section 2.15
IRS	Section 2.17
Knowledge	Section 8.6
Laws	Section 8.6
Liability	Section 8.6
Liens	Section 8.6
Merger	Recitals
Merger Consideration	Section 1.5
Merger Sub	Section 1.1
Notes	Section 2.3
Offer to Exchange	Section 5.9
Order	Section 6.1
Overseas Options	Section 5.9
Permitted Encumbrances	Section 8.6
Person	Section 8.6
Potential CIENA Acquiror	Section 7.5
Potential Company Acquiror	Section 7.5
Prospectus/Proxy Statement	Section 5.5
Real Property	Section 2.11
Right	Section 1.5
Rights Agreement	Section 1.5
S–4 Registration Statement	Section 5.5
SEC	Section 2.6
Securities Act	Section 2.5
Stock Plan	Section 5.9
Stockholder Agreements	Preamble
Subsequent Company Reports	Section 2.6
Subsidiary	Section 8.6
Superior Proposal	Section 5.4

Defined Terms	Location of Definition
Surviving Company	Section 1.1
Takeover Statute	Section 2.24
Tax	Section 8.6
Tax Return	Section 8.6
Termination Date	Section 7.2
WARN Act	Section 2.17

Exhibit A: STOCKHOLDER AGREEMENT

STOCKHOLDER AGREEMENT, dated as of February             , 2002 (this “Agreement”), by the undersigned stockholder (the “Stockholder”) of ONI Systems Corp., a Delaware corporation (the “Company”), for the benefit of CIENA Corporation, a Delaware corporation (“CIENA”).

RECITALS

WHEREAS, CIENA and the Company are entering into an Agreement and Plan of Merger, dated as of February             , 2002 (as the same may be amended from time to time, the “Merger Agreement”), whereby, upon the terms and subject to the conditions set forth in the Merger Agreement, each issued and outstanding share of common stock of the Company (“Company Capital Stock”), not owned directly or indirectly by CIENA or the Company, will be converted into shares of Common Stock, par value $.01 per share, of CIENA (“CIENA Common Stock”);

WHEREAS, the Stockholder owns of record, or has or shares the power to vote or dispose of, and/or holds stock options, warrants or convertible securities to acquire (whether or not vested) that number and class of shares of Company Capital Stock appearing on the signature page hereof (all outstanding shares of Company Capital Stock so owned of record or beneficially, together with any other shares of capital stock of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the “Subject Shares”); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, CIENA has required that the Stockholder agree, and in order to induce CIENA to enter into the Merger Agreement, the Stockholder has agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, the Stockholder agrees as follows:

1.    Covenants of Stockholder.    Until the termination of this Agreement in accordance with Section 4, Stockholder agrees as follows:

(a)    At the Company Stockholders Meeting (or at any adjournment thereof) or in any other circumstances upon which a vote, consent or other approval with respect to the Merger and the Merger Agreement is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement;

(b)    At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder’s vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares against any proposal or any amendment of the Company’s Certificate of Incorporation or By-Laws, which proposal or amendment would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of capital stock of the Company, and the Stockholder further agrees not to vote (or cause to be voted) the Subject Shares in favor of any proposal to approve any transaction that arises from any Acquisition Proposal. The Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing;

I    The Stockholder agrees not to (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, “Transfer”), or enter into any contract, option or other arrangement (including any profit-sharing arrangement) with respect to the Transfer of the Subject Shares to any person or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in relation to the Subject Shares, and agrees not to commit or agree to take any of the foregoing actions; provided, however, that the Stockholder may transfer up to 100,000 shares of Company Common Stock in the aggregate (i) without consideration, by way of gift to members of the Stockholder’s immediate family (or a trust for the direct or indirect benefit of the Stockholder or the Stockholders’ immediate family) and to organizations qualified under Section 501I(3) of the Internal Revenue Code of 1986, or (ii) through a bona fide pledge of the Subject Shares by the Stockholder to a third party as collateral for a loan, so long as the transferee or pledgee of the Subject Shares agrees in writing to be bound by the terms of this Agreement. The foregoing number of shares shall be appropriately adjusted if, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction.

(d)    The Stockholder shall not, nor shall the Stockholder permit any affiliate, director, officer, employee, investment banker, attorney or other advisor or representative of the Stockholder to, (i) directly or indirectly solicit, initiate or knowingly encourage the submission of, any Acquisition Proposal or (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that if the Stockholder is an executive officer of the Company, nothing in this Section 1(d) shall be interpreted to prohibit the Stockholder from acting in accordance with instructions given by the Board of Directors of the Company so long as such actions comply with the provisions of Section 5.4 of the Merger Agreement.

(e)    At any time requested by CIENA, the Stockholder shall grant to CIENA or its designees a written proxy or proxies to vote all of the Subject Shares in favor of the Merger and against any Acquisition Proposal or any stockholder proposal intended to promote an Acquisition Proposal; and

(f)    The Stockholder shall use the Stockholder’s reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with CIENA in doing, all things necessary, proper or advisable to support and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement.

2.    Representations and Warranties.    The Stockholder represents and warrants to CIENA as follows:

(a)    The Stockholder is the beneficial owner of, and has good and marketable title to, the Subject Shares. The Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares. The Stockholder has the sole right to vote, and the sole power of disposition with respect to, the Subject Shares, and none of the Subject Shares is subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to the voting or disposition of such Subject Shares, except as contemplated by this Agreement;

(b)    This Agreement has been duly executed and delivered by the Stockholder. Assuming the due authorization, execution and delivery of this Agreement by CIENA, this Agreement constitutes the valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors’ rights generally and by general equitable principles. The execution and delivery of this Agreement by the Stockholder does not and will not conflict with any agreement, order or other instrument binding upon the Stockholder, nor require the Stockholder to make or obtain any regulatory filing or approval.

3.    Affiliate Letter.    The Stockholder is concurrently executing and delivering an Affiliate Letter in the form of Exhibit B to the Merger Agreement, if requested by CIENA.

4.    Termination.    The obligations of the Stockholder hereunder shall terminate upon the earlier of the termination of the Merger Agreement pursuant to Article VII thereof or the Effective Time.

5.    Further Assurances.    The Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as CIENA may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

6.    Successors, Assigns and Transferees Bound.    Any successor, assignee or transferee (including a successor, assignee or transferee as a result of the death of the Stockholder, such as an executor or heir) shall be bound by the terms hereof, and the Stockholder shall take any and all actions necessary to obtain the written confirmation from such successor, assignee or transferee that it is bound by the terms hereof.

7.    Remedies.    The Stockholder acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by it, and that any such breach would cause CIENA irreparable harm. Accordingly, the Stockholder agrees that in the event of any breach or threatened breach of this Agreement, CIENA, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

8.    Severability.    The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of any other provision of this Agreement in such jurisdiction, or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

9.    Amendment.    This Agreement may be amended only by means of a written instrument executed and delivered by both the Stockholder and CIENA.

10.    Governing Law.    This Agreement shall be governed by, and construed in accordance in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

11.    Capitalized Terms.    Capitalized terms used in this Agreement that are not defined herein shall have such meanings as set forth in the Merger Agreement.

12.    Counterparts.    For the convenience of the parties, this Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.    No limitation on Actions of the Stockholder as Director.    In the event the Stockholder is a director of the Company, notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require the Stockholder to take or in any way limit any action that the Stockholder may take to discharge the Stockholder’s fiduciary duties as a director of the Company.

By:
(print or type name)

Number and class of shares of Company Capital Stock owned or subject to acquisition on the date hereof: (including shares issuable under stock options, warrants and convertible securities)

Accepted and Agreed to as of the date set forth above:

CIENA Corporation

By:
Name: Title:

Exhibit B: Affiliate Letter

            , 2002
CIENA Corporation
1201 Winterson Road
Linthicum, Maryland 21090

Ladies and Gentlemen:

I have been advised that as of the date of this letter I may be deemed to be an “affiliate” of ONI Systems Corp., a Delaware corporation (the “Company”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). Pursuant to the terms of the Agreement and Plan of Merger dated as of February             , 2002 (the “Merger Agreement”) among CIENA Corporation, a Delaware corporation (“CIENA”) and the Company, the Company will enter into a business combination with CIENA or one of its subsidiaries (the “Merger”). Capitalized terms used in this letter without definition shall have the meanings assigned to them in the Merger Agreement.

As a result of the Merger, I will receive shares of Common Stock, $.01 par value, of CIENA (the “CIENA Shares”) in exchange for shares of capital stock of the Company (the “Company Shares”) owned by me or purchasable upon exercise of stock options, warrants or convertible securities.

1.    I represent, warrant and covenant to CIENA that in the event I receive any CIENA Shares as a result of the Merger:

A.    I have carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the CIENA Shares, to the extent I felt necessary, with my counsel or counsel for the Company.

B.    I have been advised that the issuance of the CIENA Shares to me pursuant to the Merger has been or will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, because at the time the Merger is submitted for a vote of the stockholders of the Company, (a) I may be deemed to be an affiliate of the Company and (b) the sale, transfer or other disposition by me of the CIENA Shares will not have been registered under the Act, I may not sell, transfer or otherwise dispose of the CIENA Shares issued to me in the Merger unless (i) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, (ii) such sale, transfer or other disposition has been registered under the Act or (iii) in the opinion of counsel reasonably acceptable to CIENA, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

C.    I understand that CIENA is under no obligation to register the sale, transfer or other disposition of the CIENA Shares by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

D.    I also understand that there will be placed on the certificates for the CIENA Shares issued to me, or any substitutions therefor, a legend stating in substance:

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE REGISTERED HOLDER HEREOF AND CIENA, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF CIENA.”

E.    I also understand that unless a sale or transfer is made in conformity with the provisions of Rule 145, or pursuant to a registration statement, CIENA reserves the right to put the following legend on the certificates issued to my transferee:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE

REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.”

F.     Execution of this letter should not be considered an admission on my part that I am an “affiliate” of the Company as described in the first paragraph of this letter, nor as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

2.     By CIENA’s acceptance of this letter, CIENA hereby agrees with me that certificates with the legends set forth in paragraphs 1(E) and (F) above will be substituted by delivery of certificates without such legend if (i) one year shall have elapsed from the date the undersigned acquired the CIENA Shares received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) two years shall have elapsed from the date the undersigned acquired the CIENA Shares received in the Merger and the provisions of Rule 145(d)(3) are then applicable to the undersigned, or (iii) CIENA has received an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to CIENA to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.

Very truly yours,

Name:

Agreed and accepted this
day of                             , 2002 by

CIENA Corporation

By:
Name:
Title: